FIRST FORTIS

MASTERS+
VARIABLE
ANNUITY

Flexible
Premium Deferred
Combination Variable and
Fixed Annuity Contracts
PROSPECTUS DATED

May 1, 2000


[FORTIS SOLID PARTNERS, FLEXIBLE SOLUTIONS(SM) LOGO]

FIRST FORTIS LIFE INSURANCE COMPANY


MAILING ADDRESS:    STREET ADDRESS:               PHONE: 1-800-745-8248
P.O. BOX 3249       308 MALTBIE STREET, SUITE
SYRACUSE, NY 13220  200
                    SYRACUSE, NY 13204


This prospectus describes flexible premium deferred combination variable and fixed annuity contracts issued by First Fortis Life Insurance Company ("First Fortis").

These contracts allow you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through a fixed account or a variable return accumulation option through a separate account, or a combination of these two options. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate which is guaranteed for the entire guarantee period.


Under the variable return accumulation option, you can choose among the following investment portfolios of Fortis Series Fund (those portfolios which have a non-Fortis subadvisor include the name of the subadvisor at the beginning of the portfolio name):



Money Market Series                           T. RowePrice -- Blue Chip Stock Series
U.S. Government Securities Series             AIM -- Blue Chip Stock Series II
Diversified Income Series                     Lazard Freres -- International Stock
AIM -- Multisector Bond Series                Series
High Yield Series                             Dreyfus -- Mid Cap Stock Series
Morgan Stanley -- Global Asset Allocation     Berger -- Small Cap Value Series
Series                                        Global Growth Series
Asset Allocation Series                       MFS -- Global Equity Series
American Leaders Series                       Alliance -- Large Cap Growth Series
Value Series                                  MFS -- Investors Growth Series
MFS -- Capital Opportunities Series           Growth Stock Series
Growth & Income Series                        Aggressive Growth Series
Dreyfus -- S&P 500 Index Series


The accompanying prospectus for these investment portfolios describes the investment objectives, policies and risks of each of the portfolios.

This prospectus gives you information about the contracts that you should know before investing. This prospectus must be accompanied by a current prospectus of the available investment portfolios. These prospectuses should be read carefully and kept for future reference.


A Statement of Additional Information, dated May 1, 2000, about certain aspects of the contracts has been filed with the Securities and Exchange Commission and is available without charge, from First Fortis at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 23 of this prospectus.


THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER, OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. THEY INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS


                                                                PAGE
Special Terms Used in this Prospectus.......................      3
Information Concerning Fees and Charges.....................      4
Summary of Contract Features................................      6
     - First Fortis Life Insurance Company..................      8
     - The Variable Account.................................      8
     - The Portfolios.......................................      8
The Fixed Account...........................................      9
     - Guaranteed Interest Rates/Guarantee Periods..........      9
     - Market Value Adjustment..............................      9
     - Investments by First Fortis..........................     10
Accumulation Period.........................................     11
     - Issuance of a Contract and Purchase Payments.........     11
     - Contract Value.......................................     11
     - Allocation of Purchase Payments and Contract Value...     12
     - Total and Partial Surrenders.........................     12
     - Telephone Transactions...............................     13
     - Benefit Payable on Death of Contract Owner or
      Annuitant.............................................     13
The Annuity Period..........................................     14
     - Annuity Commencement Date............................     14
     - Commencement of Annuity Payments.....................     14
     - Relationship Between Subaccount Investment
      Performance and Amount of Variable Annuity Payments...     14
     - Annuity Options......................................     15
     - Death of Annuitant or Other Payee....................     15
Charges and Deductions......................................     15
     - Premium Taxes........................................     15
     - Charges Against the Variable Account.................     15
     - Tax Charge...........................................     16
     - Surrender Charge.....................................     16
     - Miscellaneous........................................     16
     - Reduction of Charges.................................     16
General Provisions..........................................     16
     - The Contracts........................................     16
     - Postponement of Payment..............................     16
     - Misstatement of Age or Sex and Other Errors..........     17
     - Assignment...........................................     17
     - Beneficiary..........................................     17
     - Reports..............................................     17
Rights Reserved by First Fortis.............................     17
Distribution................................................     17
Federal Tax Matters.........................................     18
Further Information About First Fortis......................     20
     - General..............................................     20
     - Ownership of Securities..............................     20
     - Selected Financial Data..............................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     21
Voting Privileges...........................................     22
Legal Matters...............................................     23
Other Information...........................................     23
Contents of Statement of Additional Information.............     23
First Fortis Financial Statements...........................    F-1
Appendix A--Sample Market Value Adjustment Calculations.....    A-1
Appendix B--Sample Death Benefit Calculations...............    B-1
Appendix C--Explanation of Expense Calculations.............    C-1
Appendix D--Pro Rata Adjustments............................    D-1


THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FIRST FORTIS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FIRST FORTIS.

SPECIAL TERMS USED IN THIS PROSPECTUS

Accumulation       The time period under a contract between the contract issue
Period             date and the annuity commencement date.

Accumulation Unit  A unit of measure used to calculate an owner's interest in the Variable Account during the Accumulation Period.

Annuitant          A person during whose life annuity payments are to be made by
                   First Fortis under the contract. The Annuitant is the person named in the application for the contract. If such person dies before the annuity commencement date and there is an additional annuitant named in the application, the additional annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the Annuitant who is named in the application, the owner, if he or she is a natural person, shall become the Annuitant.

Annuity Period     The time period following the Accumulation Period, during
                   which annuity payments are made by First Fortis.

Annuity Unit       A unit of measurement used to calculate variable annuity
                   payments.

Fixed Annuity      An annuity option under which First Fortis promises to pay
Option             the Annuitant or any other payee that you designate one or more fixed payments.

Market Value       Positive or negative adjustment in fixed account value that
Adjustment         we make if such value is paid out more than fifteen days
                   before or after the end of a guarantee period in which it was being held.

Non-Qualified      Contracts that do not qualify for the special federal income
Contracts          tax treatment applicable in connection with certain
                   retirement plans.

Qualified          Contracts that are qualified for the special federal income
Contracts          tax treatment applicable in connection with certain
                   retirement plans.

Valuation Date     All business days except, with respect to any subaccount,
                   days on which the related portfolio does not value its shares. Generally, the portfolios value their shares on each day the New York Stock Exchange is open.

Valuation Period   The period that starts at the close of regular trading on the
                   New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the exchange on the next succeeding Valuation Date.

Variable Account   The segregated asset account referred to as Separate Account
                   A of First Fortis Life Insurance Company established to receive and invest purchase payments under contracts.

Variable Annuity   An annuity option under which First Fortis promises to pay
Option             the Annuitant or any other payee chosen by you one or more payments which vary in amount in accordance with the net investment experience of the subaccounts selected by the Annuitant.

INFORMATION CONCERNING FEES AND CHARGES

CONTRACT OWNER TRANSACTION CHARGES

     Front-End Sales Charge Imposed on Purchases.................      0%
     Maximum Surrender Charge for Sales Expenses.................      7 %(1)

     NUMBER OF YEARS               SURRENDER CHARGE AS A
      SINCE PURCHASE                   PERCENTAGE OF
   PAYMENT WAS CREDITED              PURCHASE PAYMENT
   --------------------            ---------------------
       Less than 2                          7%
At least 2 but less than 4                  6%
At least 4 but less than 5                  5%
At least 5 but less than 6                  3%
At least 6 but less than 7                  1%
        7 or more                           0%

     Other Surrender Fees........................................       0 %
     Exchange Fee................................................       0 %
ANNUAL CONTRACT ADMINISTRATION CHARGE............................      $0
VARIABLE ACCOUNT ANNUAL EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
     Mortality and Expense Risk Charge...........................    1.25%
     Variable Account Administrative Charge......................     .10%
     Total Variable Account Annual Expenses......................    1.35%

------------------------------
(1) This charge does not apply in certain cases such as partial surrenders each year of up to 10% of "new purchase payments" as defined under the heading "Surrender Charge," or payment of a death benefit.

MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT

Surrenders and other withdrawals from the fixed account more than fifteen days from the end of a guarantee period other than the one year guarantee period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the fixed account value. We compute this adjustment according to a formula that we describe in more detail under "Market Value Adjustment."

PORTFOLIO ANNUAL EXPENSES

                                           U.S.                    MULTI               GLOBAL
                               MONEY    GOVERNMENT   DIVERSIFIED   SECTOR    HIGH      ASSET        ASSET      AMERICAN
                               MARKET   SECURITIES     INCOME       BOND    YIELD    ALLOCATION   ALLOCATION   LEADERS    VALUE
                               SERIES     SERIES       SERIES      SERIES   SERIES     SERIES       SERIES      SERIES    SERIES
                               ------   ----------   -----------   ------   ------   ----------   ----------   --------   ------
Investment Advisory and
  Management Fee.............  0.30%      0.47%         0.47%      0.75%    0.50%      0.90%        0.47%       0.90%     0.70%
Other Expenses...............  0.05%      0.05%         0.07%      0.15%    0.07%      0.12%        0.05%       0.35%     0.08%
Total Series Fund Operating
  Expenses...................  0.35%      0.52%         0.54%      0.90%    0.57%      1.02%        0.52%       1.25%     0.78%


                                  CAPITAL      GROWTH &
                               OPPORTUNITIES    INCOME
                                  SERIES        SERIES
                               -------------   --------
Investment Advisory and
  Management Fee.............      0.90%        0.63%
Other Expenses...............      0.35%        0.06%
Total Series Fund Operating
  Expenses...................      1.25%        0.69%


                                       BLUE      BLUE                       MID     SMALL                      LARGE
                            S&P 500    CHIP      CHIP                       CAP      CAP     GLOBAL   GLOBAL    CAP     INVESTORS
                             INDEX    STOCK      STOCK     INTERNATIONAL   STOCK    VALUE    GROWTH   EQUITY   GROWTH    GROWTH
                            SERIES    SERIES   SERIES II   STOCK SERIES    SERIES   SERIES   SERIES   SERIES   SERIES    SERIES
                            -------   ------   ---------   -------------   ------   ------   ------   ------   ------   ---------
Investment Advisory and
  Management Fee..........   0.40%    0.87%      0.95%         0.84%       0.90%    0.90%    0.70%    1.00%    0.90%      0.90%
Other Expenses............   0.06%    0.05%      0.35%         0.10%       0.28%    0.14%    0.07%    0.35%    0.07%      0.35%
Total Series Fund
  Operating Expenses......   0.46%    0.92%      1.30%         0.94%       1.18%    1.04%    0.77%    1.35%    0.97%      1.25%


                            GROWTH   AGGRESSIVE
                            STOCK      GROWTH
                            SERIES     SERIES
                            ------   ----------
Investment Advisory and
  Management Fee..........  0.61%      0.66%
Other Expenses............  0.05%      0.06%
Total Series Fund
  Operating Expenses......  0.66%      0.72%


------------------------------

(a) As a percentage of portfolio average net assets based on 1999 historical data, except that for American Leaders, Capital Opportunities, Blue Chip Stock Series II, Global Equity and Investors Growth, these amounts are based upon estimates for the current fiscal year.

EXAMPLES*

If you surrender your contract in full at the end of any of the time periods shown below, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:


IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:                   1 YEAR    3 YEARS    5 YEARS    10 YEARS
---------------------------------------------                   ------    -------    -------    --------
Money Market................................................      80        107        136        198
U.S. Government Securities..................................      82        112        145        216
Diversified Income..........................................      82        112        146        218
Multisector Bond............................................      86        123        164        255
High Yield..................................................      82        113        147        221
Global Asset Allocation.....................................      87        127        170        267
Asset Allocation............................................      82        112        145        216
American Leaders............................................      89        134        181        290
Value.......................................................      84        120        158        243
Capital Opportunities.......................................      89        134        181        290
Growth & Income.............................................      83        117        153        233
S&P 500 Index...............................................      81        110        141        209
Blue Chip Stock.............................................      86        124        165        257
Blue Chip Stock II..........................................      90        135        184        295
International Stock.........................................      86        125        166        259
MidCap Stock Series.........................................      88        132        178        283
Small Cap Value Series......................................      87        128        171        269
Global Growth...............................................      84        119        157        242
Global Equity...............................................      90        137        186        300
Large Cap Growth Series.....................................      86        125        167        262
Investors Growth Series.....................................      89        134        181        290
Growth Stock................................................      83        116        152        230
Aggressive Growth...........................................      84        118        155        237


If you commence an annuity payment option, or do not surrender your contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:


IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:                   1 YEAR    3 YEARS    5 YEARS    10 YEARS
---------------------------------------------                   ------    -------    -------    --------
Money Market................................................      17        53          91        198
U.S. Government Securities..................................      19        58         100        216
Diversified Income..........................................      19        58         101        218
Multisector Bond............................................      23        69         119        255
High Yield..................................................      19        59         102        221
Global Asset Allocation.....................................      24        73         125        267
Asset Allocation............................................      19        58         100        216
American Leaders............................................      26        80         136        290
Value.......................................................      21        66         113        243
Capital Opportunities.......................................      26        80         136        290
Growth & Income.............................................      20        63         108        233
S&P 500 Index...............................................      18        56          96        209
Blue Chip Stock.............................................      23        70         120        257
Blue Chip Stock II..........................................      27        81         139        295
International Stock.........................................      23        71         121        259
MidCap Stock Series.........................................      25        78         133        283
Small Cap Value Series......................................      24        74         126        269
Global Growth...............................................      21        65         112        242
Global Equity...............................................      27        83         141        300
Large Cap Growth Series.....................................      23        71         122        262
Investors Growth Series.....................................      26        80         136        290
Growth Stock................................................      20        62         107        230
Aggressive Growth...........................................      21        64         110        237


------------------------------

* Does not include the effect of any Market Value Adjustment.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.
                         ------------------------------

We have included the foregoing tables and examples to help you understand the transaction and operating expenses we directly or indirectly impose under the contracts and under the portfolios. We will also deduct amounts for state premium taxes or similar assessments where these deductions are applicable.

See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CONTRACT FEATURES

The following summary should be read in conjunction with the detailed information in this prospectus.

The contracts are designed to provide individuals with retirement benefits through the accumulation of purchase payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

"We," "our," and "us" mean First Fortis Life Insurance Company. "You" and "your" mean a reader of this prospectus who is contemplating making purchase payments or taking any other action in connection with a contract.

Depending on the state that you live in, the contract that is issued to you may be as a part of a group contract or as an individual contract. Participation in a group contract will be evidenced by the issuance of a certificate showing your interest under the group contract. In other states, an individual contract will be issued to you. Both the certificate and the contract are referred to as a "contract" in this prospectus.

FREE LOOK

You have the right to examine a contract during a "free look" period after you receive the contract and return it for a refund of the amount of the then current contract value. However, in certain states where required by state law the refund will be in the amount of all purchase payments that have been made, without interest or appreciation or depreciation. The "free look' period is generally 10 days unless a longer time is specified on the face page of your contract.

PURCHASE PAYMENTS

The initial purchase payment under a contract must be at least $5,000 ($2,000 for a contract which is part of a qualified plan). Additional purchase payments under a contract must be at least $50. See "Issuance of a Contract and Purchase Payments."

ALLOCATION OF PURCHASE PAYMENTS

On the date that the contract is issued, the initial purchase payment is allocated, as specified by you in the contract application, among one or more of the portfolios, or to one or more of the guarantee periods in the fixed account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that you may request in writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS

Each of the subaccounts of the Variable Account invests in shares of a corresponding portfolio. Contract value in each of the subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding portfolios, as well as deductions for certain charges.

Each portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc or a subadviser of Fortis Advisers, Inc. A full description of the portfolios and their investment objectives, policies, risks and expenses can be found in the current prospectus for the portfolios, which accompanies this prospectus, and the portfolios' Statement of Additional Information which is available upon request from First Fortis at the address and phone number on the cover of this prospectus.

FIXED ACCOUNT INVESTMENT OPTIONS

Any amount allocated by the owner to the fixed account earns a guaranteed interest rate. The level of the guaranteed interest rate depends on the length of the guarantee period selected by the owner. We currently make available ten different guarantee periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of the applicable guarantee period other than the one year guarantee period, a Market Value Adjustment will be applied to increase or decrease the amount of fixed account value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you. There is no Market Value Adjustment for transfers or surrenders from the one-year guarantee period of the fixed account.

For a more complete discussion of the fixed account investment options and the Market Value Adjustment, see "The Fixed Account."

TRANSFERS

During the Accumulation Period, you can transfer all or part of your contract value from one subaccount to another or into the fixed account and, subject to any Market Value Adjustment, from one guarantee period to another or into a subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Contract Value--Transfers."

TOTAL OR PARTIAL SURRENDERS

Subject to certain conditions, all or part of the contract value may be surrendered by you before the earlier of (1) the annuity commencement date, or
(2) if the owner is a non-natural person the Annuitant's death. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the fixed account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," "Surrender Charge" and "Market Value Adjustment." Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters."

ANNUITY PAYMENTS

The contract provides several types of annuity benefits to you or other persons you properly designate to receive such payments, including Fixed and Variable Annuity Options. The owner has considerable flexibility in choosing the annuity commencement date. However, the tax implications of an annuity commencement date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity Options" and "Federal Tax Matters" in this prospectus and "Taxation Under

Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT

In the event of the death of the owner, or the Annuitant if the owner is a non-natural person, prior to the annuity commencement date, a death benefit is payable. See "Benefit Payable on Death of Contract Owner or Annuitant."

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS

Certain rights you would otherwise have under a contract may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a contract is issued.

The record owner of contracts may be an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that an owner otherwise would have under a contract may be reserved instead by the employer.

TAX IMPLICATIONS

The tax implications for you or any other persons who may receive payments under a contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the contract should be directed to your sales representative, or First Fortis' home office: P.O. Box 3249, Syracuse, NY 13220; 1-800-745-8248. Purchase payments and written requests should be mailed or delivered to the same home office address. All communications should include the contract number, the owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-745-8248.

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at First Fortis' home office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION

The information presented below reflects the Accumulation Unit information for subaccounts of the Variable Account through December 31, 1998. Accumulation Units have been rounded to the nearest whole unit.

                                                                                                GLOBAL
                                      MONEY    U.S. GOV'T   DIVERSIFIED   GLOBAL     HIGH       ASSET        ASSET
                                     MARKET    SECURITIES     INCOME       BOND      YIELD    ALLOCATION   ALLOCATION    VALUE
                                     ------    ----------   -----------   ------     -----    ----------   ----------    -----
December 31, 1999
  Accumulation Units in Force.....   797,681     71,855       756,563      27,683   143,241    108,668      797,681      179,372
  Accumulation Unit Value.........   $1.587     $17.823       $ 1.998     $12.092   $12.799    $16.150      $ 3.923     $ 15.875
December 31, 1998
  Accumulation Units in Force.....   318,605     71,200       597,806      14,947   132,636     91,185      867,243      160,886
  Accumulation Unit Value.........   $1.532     $18.421       $ 2.039     $13.254   $12.723    $16.513      $ 3.326     $ 14.768
December 31, 1997
  Accumulation Units in Force.....   170,961     12,970       148,631       5,883    47,286    542,582       25,317       55,753
  Accumulation Unit Value.........   $1.474     $17.149       $ 1.963     $11.837   $12.917    $ 2.809      $14.433     $ 13.651
December 31, 1996
  Accumulation Units in Force.....   31,800         427        20,649       1,347     9,846      7,591       63,004       15,690
  Accumulation Unit Value.........   $1.418     $15.935       $ 1.801     $11.961   $11.928    $12.884      $ 2.368     $ 11.048
May 1, 1996*
  Accumulation Unit Value.........   $10.000    $10.000       $10.000     $10.000   $10.000    $10.000      $10.000     $ 10.000


                                    GROWTH &
                                     INCOME
                                    --------
December 31, 1999
  Accumulation Units in Force.....  404,608
  Accumulation Unit Value.........  $23.775
December 31, 1998
  Accumulation Units in Force.....  326,229
  Accumulation Unit Value.........  $21.767
December 31, 1997
  Accumulation Units in Force.....  137,613
  Accumulation Unit Value.........  $19.487
December 31, 1996
  Accumulation Units in Force.....   14,412
  Accumulation Unit Value.........  $15.468
May 1, 1996*
  Accumulation Unit Value.........  $10.000

                                                                                                                         LARGE
                                              BLUE      INTERNATIONAL    GLOBAL     GROWTH     AGGRESSIVE    MID CAP      CAP
                                  S&P 500     CHIP          STOCK        GROWTH      STOCK       GROWTH       STOCK     GROWTH
                                  -------     ----      -------------    ------     ------     ----------    -------    ------
December 31, 1999
  Accumulation Units in
    Force.....................    559,635    329,701       143,002        76,906    524,451     109,482      35,840     247,782
  Accumulation Unit Value.....    $22.189    $21.571       $19.711       $33.343    $5.923      $32.680      $10.538    $14.754
December 31, 1998
  Accumulation Units in
    Force.....................    385,486    270,261       125,894        75,340    475,115     105,783      13,231     90,599
  Accumulation Unit Value.....    $18.689    $18.238       $16.113       $21.433    $3.870      $15.829      $9.625     $11.755
December 31, 1997
  Accumulation Units in
    Force.....................    96,726      74,226        36,305        47,369    240,842      47,583          --         --
  Accumulation Unit Value.....    $14.786    $14.429       $14.021       $19.507    $3.296      $13.241          --         --
December 31, 1996
  Accumulation Units in
    Force.....................     5,144       9,457        10,999         6,899    70,686       14,449          --         --
  Accumulation Unit Value.....    $11.326    $11.520       $12.690       $18.510    $2.971      $13.232          --         --
May 1, 1996*
  Accumulation Unit Value.....    $10.000    $10.000       $10.000       $10.000    $10.000     $10.000          --         --


                                SMALL CAP
                                  VALUE
                                ---------
December 31, 1999
  Accumulation Units in
    Force.....................    63,233
  Accumulation Unit Value.....   $10.659
December 31, 1998
  Accumulation Units in
    Force.....................    23,823
  Accumulation Unit Value.....   $ 9.367
December 31, 1997
  Accumulation Units in
    Force.....................        --
  Accumulation Unit Value.....        --
December 31, 1996
  Accumulation Units in
    Force.....................        --
  Accumulation Unit Value.....        --
May 1, 1996*
  Accumulation Unit Value.....        --


------------------------------

* Accumulation Unit value at date of initial registration effectiveness.

Audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total Return" is the total change in value of an investment in the subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning First Fortis is included in this prospectus under "Further Information About First Fortis" and "First Fortis Financial Statements."

FIRST FORTIS LIFE INSURANCE COMPANY


First Fortis Life Insurance Company is the issuer of the contracts. At the end of 1999, First Fortis had approximately $9 billion of total life insurance in force. First Fortis is a New York corporation founded in 1971. It is qualified to sell life insurance and annuity contracts in New York. First Fortis is a wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis (NL)N.V. and 50% by Fortis (B). Fortis, Inc. manages the United States operations for these two companies.


First Fortis is affiliated with the Fortis Financial Group. This group is a joint effort by Fortis Benefits Insurance Company, Fortis Advisers, Inc., Fortis Investors, Inc., and Fortis Insurance Company to offer financial products through the management, marketing and servicing of mutual funds, annuities, life insurance and disability income products.


Fortis (NL)N.V. is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis
(B) is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis (NL)N.V. and Fortis (B) have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies had approximately $XXX billion in assets at the end of 1999.


All of the guarantees and commitments under the contracts are general obligations of First Fortis, regardless of whether you have allocated the contract value to the Variable Account or to the fixed account. None of First Fortis' affiliated companies has any legal obligation to back First Fortis' obligations under the contracts.

THE VARIABLE ACCOUNT

The Variable Account is a segregated investment account of First Fortis. First Fortis established Variable Account A under New York insurance law as of October 1, 1993. The Variable Account is an integral part of First Fortis. However, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under these contracts and other variable annuity contracts issued by First Fortis will not be chargeable with liabilities arising out of any other business of First Fortis.

The Variable Account has subaccounts. The assets in each subaccount are invested exclusively in one of the portfolios listed on the first page of the prospectus, each of which represents a separate investment portfolio. Income and both realized and unrealized gains or losses from the assets of each subaccount of the Variable Account are credited to or charged against that subaccount without regard to income, gains or losses from any other subaccount of the Variable Account or arising out of any other business we may conduct. We may add or eliminate new subaccounts as new portfolios are added or eliminated.

THE PORTFOLIOS

You may choose from among a number of different portfolios. Each portfolio is a mutual fund available for purchase only as a funding vehicle for benefits under variable life insurance and variable annuity products. These variable life insurance and variable annuity products are issued by First Fortis and by other life insurance companies. Each portfolio corresponds to one of the subaccounts of the Variable Account. The assets of each portfolio are separate from the assets of other portfolios. In addition, each portfolio operates as a separate investment portfolio whose investment performance has no effect on the investment performance of any other portfolio. We offer more detailed information for each investment portfolio. This information includes the investment policies, investment restrictions, charges, and risks attendant to investing in each portfolio. This information also includes other aspects of each portfolio's operations. You may find this information in the current prospectus for each portfolio. These portfolio prospectuses must accompany this prospectus, and you should read them in conjunction with it. You may obtain a copy of each prospectus from us, free of charge, by calling 1-800-800-2000, ext. 3057, or by writing P.O. Box 64272, St. Paul, Minnesota 55164.

As noted, the investment portfolios may be available to registered separate accounts of other participating insurance companies. These portfolios may also be available to the Variable Account and other separate accounts of First Fortis. Although First Fortis does not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the Variable Account and one or more of the other separate accounts participating in the portfolios. For example, a conflict may occur due to (1) a change in law affecting the operations of variable life and variable annuity separate accounts, (2) differences in the voting instructions of the contract owners and those of other companies, or (3) some other reason. In the event of conflict, First Fortis will take any steps necessary to protect the contract owners and variable annuity payees.

First Fortis purchases and redeems portfolios' shares for the Variable Account at their net asset value without any sales or redemption charges. We automatically reinvest dividends or capital gain distributions attributable to contracts in shares of the portfolio from which they are received at the portfolio's net asset value on the date paid. These dividends and distributions will have the effect of reducing the new asset value of each share of the corresponding portfolio and increasing, by an equivalent value, the number of shares outstanding of the portfolio. However, the value of your interest in the corresponding subaccount will not change as a result of any such dividends and distributions.

The portfolios available for investment by the Variable Account are listed on the cover page of this prospectus.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS

Any amount you allocate to the fixed account earns a guaranteed interest rate beginning on the date you make the allocation. The guaranteed interest rate continues for the number of years you select, up to a maximum of ten years. At the end of your guarantee period, your contract value, including accrued interest, will be allocated to a new guarantee period of equal length. However, you may reallocate your contract value to a different guarantee period (or periods) or to one (or more) of the subaccounts of the Variable Account. If you decide to reallocate your contract value, you must do so by sending us a written request. We must receive your written request at least three business days before the end of your guarantee period. The first day of your new guarantee period (or other reallocation) will be the day after the end of your previous guarantee period. We will notify you at least 45 days and not more than 60 days before the end of your guarantee period.

We currently offer ten different guarantee periods. These guarantee periods range in length from one to ten years. Each guarantee period has its own guaranteed interest rate, which may differ from those for other guarantee periods. From time to time we will, at our discretion, change the guaranteed interest rate for future guarantee periods. These changes will not affect the guaranteed interest rates we are paying on current guarantee periods. Please note, when you allocate or transfer an amount to a guarantee period, a new guarantee period begins running with respect to that amount. Therefore, the amount you allocate will earn a guaranteed interest rate that will not change until the end of that period. In addition, the guaranteed interest rate will never be less than an effective annual rate of 3%.

We declare the guaranteed interest rates from time to time as market conditions dictate. We advise you of the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment from you, or at the time we execute a transfer you have requested , or at the time a guarantee period is renewed.

We do not have a specific formula for establishing the guaranteed interest rates for the guarantee periods. Guaranteed interest rates may be influenced by the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. Guaranteed interest rates do not necessarily correspond to the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. See "Investments by First Fortis". In addition, when we determine guaranteed interest rates, we may consider: (1) the duration of a guarantee period, (2) regulatory and tax requirements, (3) sales and administrative expenses we bear,
(4) risks we assume, (5) our profitability objectives, and (6) general economic trends.

FIRST FORTIS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 3%.

You may obtain information concerning the guaranteed interest rates that apply to the various guarantee periods. You may obtain this information from our home office or from your sales representative at any time.

MARKET VALUE ADJUSTMENT

Except as described below, we will apply a Market Value Adjustment to any fixed account value that is:

     - surrendered,

     - transferred, or

     - otherwise paid out

Before the end of the guarantee period in which it is being held.

For example, we will apply a Market Value Adjustment to fixed account value that we pay:

     - as an amount applied to an annuity option, and

     - as an amount paid as a single sum in lieu of an annuity.

The Market Value Adjustment we apply may increase or decrease the fixed account value that is withdrawn or transferred. We determine whether the fixed account value is increased or de-creased by performing a comparison of two guaranteed interest rates.

The first rate we compare is the guaranteed interest rate for the fixed account value that is withdrawn or transferred from the existing guarantee period. The second rate we compare is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period. After comparing these two rates, we determine whether the fixed account value is increased or decreased as follows:

     - If the first rate exceeds the second rate by more than 1/4%, the Market Value Adjustment produces an increase in the fixed account value withdrawn or transferred.

     - If the first rate does not exceed the second rate by at least 1/4%, the Market Value Adjustment produces a decrease in the fixed account value withdrawn or transferred.

We will determine the Market Value Adjustment by multiplying the fixed account value that is withdrawn or transferred from the existing guarantee period (after deduction of any applicable surrender charge) by the following factor:

                  1 + I           n/12
             (-------------)              - 1
              1 + J + .0025

where,

     - I is the guaranteed interest rate we credit to the fixed account value that is withdrawn or transferred from the existing guarantee period.

     - J is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period (rounded up to the next higher number of years).

     - N is the number of months remaining in the existing guarantee period (rounded up to the next higher number of months).

However, if we stop offering a guaranteed interest rate for a guarantee period, we determine I and J with a different method. In these cases, we determine I and J by using the "bond equivalent yield" on applicable U.S. Treasury Bills or U.S. Treasury Notes. We determine this yield on either the 1st or the 15th of the applicable month. Therefore, if we stop offering a guaranteed interest rate for a guarantee period, I and J will be as follows:

     - I is the bond equivalent yield that was available on applicable U.S. Treasury Bills or U.S. Treasury Notes at the beginning of the existing guarantee period. The applicable U.S. Treasury Bills or U.S. Treasury Notes will be those that have maturities equal in length to that of the existing guarantee period.

     - J is the bond equivalent yield on applicable U.S. Treasury Bills or U.S. Treasury Notes that is available at the time we calculate the Market Value Adjustment. The applicable U.S. Treasury Bills or U.S. Treasury Notes will be those that have maturities equal in length to the length of time remaining in the existing guarantee period.

You will find sample Market Value Adjustment calculations in Appendix A.

We do not apply a Market Value Adjustment to withdrawals and transfers of fixed account value under four exceptions. We describe these exceptions below.

(1) We will not apply a Market Value Adjustment to fixed account value that we pay out as a death benefit pursuant to a contract.

(2) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from the one-year guarantee period.

(3) We will not apply a Market Value Adjustment to fixed account value that we pay out during a 30 day period that:

     - Begins 15 days before the end date of the guarantee period in which the fixed account value was being held,

     and that:

     - Ends 15 days after the end date of the guarantee period in which the fixed account value was being held.

(4) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from a guarantee period on a periodic, automatic basis. This exception only applies to such withdrawals or transfers under a formal First Fortis program for the withdrawal or transfer of fixed account value.

We may impose conditions and limitations on any formal First Fortis program for the withdrawal or transfer of fixed account value. Ask your First Fortis representative about the availability of such a program in your state. In addition, if such a program is available in your state, your First Fortis representative can inform you about the conditions and limitations that may apply to that program.

INVESTMENTS BY FIRST FORTIS

First Fortis' legal obligations with respect to the fixed account are supported by our general account assets. These general account assets also support our obligations under other insurance and annuity contracts. Investments purchased with amounts allocated to the fixed account are the property of First Fortis, and you have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our general account and in the fixed account. Neither our general account nor the fixed account is subject to registration under the Investment Company Act of 1940.

We will invest amounts in our general account, and amounts in the fixed account, in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the general account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in:

     - federal, state and municipal obligations,

     - preferred and common stocks,

     - corporate bonds,

     - real estate mortgages,

     - real estate, and

     - certain other investments.

See "First Fortis' Financial Statements" for information on our investments. Investment management for amounts in our general account and in the fixed account is provided to us by Fortis Advisors, Inc.

When we establish guaranteed interest rates, we will consider the available return on the instruments in which we invest amounts allocated to the fixed account. However, this return is only one of many factors we consider when we establish the guaranteed interest rates. See "Guaranteed Interest
Rates/Guarantee Periods".

Generally, we expect to invest amounts allocated to the fixed account in debt instruments. We expect that these debt instruments will approximately match our liabilities with regard to the guarantee periods. We also expect that these debt instruments will primarily include:

(1) securities issued by the United States Government or its agencies or instrumentalities. These securities may or may not be guaranteed by the United States Government;

(2) debt securities that, at the time of purchase, have an investment grade within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's"), Standard & Poor's Corporation ("Standard & Poor's"), or any other nationally recognized rating service. Moody's four highest grades are:
    Aaa, Aa, A, and Baa. Standard & Poor's four highest grades are: AAA, AA, A, and BBB;

(3) other debt instruments including, but not limited to, issues of, or guaranteed by, banks or bank holding companies and corporations. Although not rated by Moody's or Standard & Poor's, we deem these obligations to have an investment quality comparable to securities that may be purchased as stated above;

(4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

Except as required by applicable state insurance laws and regulations, we are not obligated to invest amounts allocated to the fixed account according to any particular strategy, See "Regulation and Reserves".

ACCUMULATION PERIOD

ISSUANCE OF A CONTRACT AND PURCHASE PAYMENTS

We reserve the right to reject any application for a contract for any reason. If we accept your application in the form received, we will credit the initial purchase payment within two Valuation Dates after the later of (1) receipt of the application or (2) receipt of the initial purchase payment at our home office. If we cannot apply the initial purchase payment within five Valuation Dates after receipt because the application or other issuing instructions are incomplete, we will return the initial purchase payment unless you consent to our retaining the initial purchase payment and applying it as of the end of the Valuation Period in which the necessary requirements are fulfilled. Regardless of your consent, if the initial purchase payment still cannot be credited within thirty Valuation Dates after receipt because the application or issuing instructions are incomplete, the initial purchase payment will be returned to you. The initial purchase payment must be at least $5,000 ($2,000 for a contract issued pursuant to a qualified plan).

The date that we apply the initial purchase payment to the purchase of the contract is also the contract issue date. The contract issue date is the date used to determine contract years, regardless of when we deliver the contract. Our crediting of investment experience in the Variable Account, or a fixed rate of return in the fixed account, generally begins as of the contract issue date.

We will accept additional purchase payments at any time after the contract issue date and prior to the annuity commencement date, as long as the Annuitant is living. You must transmit purchase payments (together with any required information identifying the proper contracts and accounts to be credited with purchase payments) to our home office. We apply additional purchase payments to the contract, and add to the contract value as of the end of the Valuation Period in which we receive the payments.

Each additional purchase payment under a contract must be at least $50. The total of all purchase payments for all First Fortis annuities having the same owner, or annuitant, may not exceed $1 million (not more than $500,000 allocated to the fixed account) without our prior approval. We reserve the right to modify this limitation at any time.

You may make purchase payments in excess of the initial minimum by monthly draft against a bank account if you have completed and returned to us a special authorization form. You may get the form from your sales representative or from our home office. We can also arrange for you to make purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to Fortis Fortis Life Insurance Company.

If the contract value is less than $1,000, we may cancel the contract on any Valuation Date. We will notify you of our intention to cancel the contract at least 90 days in advance of the cancellation date. If we do cancel your contract, we will pay you the full contract value.

CONTRACT VALUE

Contract value is the total of any Variable Account value in all the subaccounts of the Variable Account, plus any fixed account value in all the guarantee periods.

The contract does not guarantee a minimum Variable Account value. You bear the entire investment risk for the contract value that you allocate to the Variable Account.

Determination of Variable Account Value. A contract's Variable Account value is based on the number of Accumulation Units and Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a subaccount on any Valuation Date is equal to the previous value of that subaccount's Accumulation Unit multiplied by that subaccount's net investment factor (discussed below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a contract's Variable Account value in a subaccount is equal to the number of Accumulation Units in the subaccount times the value of one Accumulation Unit for that subaccount.

The number of Accumulation Units in each subaccount is equal to:

     - Accumulation Units purchased at the time that any purchase payments or transferred amounts are allocated to the subaccount; less

     - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the subaccount; less

     - Accumulation Units redeemed to pay charges under the contract.

Net Investment Factor. The net investment factor for a subaccount is determined by dividing (1) the net asset value per share of the portfolio shares held by the subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the portfolio shares held by the subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this contract, by (2) the net asset value per share of the portfolio shares held in the subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

If a subaccount's net investment factor is greater than one, the subaccount's Accumulation Unit value has increased. If a subaccount's net investment factor is less than one, the subaccount's Accumulation Unit value has decreased.

Determination of Fixed Account Value. A contract's fixed account value is guaranteed by First Fortis. Therefore, we bear the investment risk with respect to amounts allocated to the fixed account, except to the extent that (1) we may vary the guaranteed interest rate for future guarantee periods (subject to the 3% effective annual minimum) and (2) the Market Value Adjustment imposes investment risks on you.

The contract's fixed account value on any Valuation Date is the sum of its fixed account values in each guarantee period on that date. The fixed account value in a guarantee period is equal to the following amounts, in each case increased by accrued interest at the applicable guaranteed interest rate:

     - The amount of purchase payments or transferred amounts allocated to the guarantee period; less

     - The amount of any transfers or surrenders out of the guarantee period.

ALLOCATION OF PURCHASE PAYMENTS AND CONTRACT VALUE

Allocation of Purchase Payments. In your application for a contract, you may allocate purchase payments, or portions of payments, to the:

     - available subaccounts of the Variable Account, or

     - to the guarantee periods in the fixed account, or

     - to a combination of the two previous options.

Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future purchase payments may be changed, without charge, at any time by sending a written request to First Fortis' home office. Changes in the allocation of future purchase payments will be effective on the date we receive your written request.

Transfers. You may transfer contract value:

     - from one available subaccount to another available subaccount, or

     - from one available subaccount to the fixed account, or

     - from one guarantee period to another guarantee period, or

     - from one guarantee period to an available subaccount

You must request transfers by (1) a written request to First Fortis' home office, or by (2) a telephone transfer as described below. We do not charge for any transfer. However, transfers from a guarantee period, other than the one-year guarantee period, that are (1) more than 15 days before or 15 days after the expiration of the existing guarantee period, or are (2) not a part of a formal First Fortis program for the transfer of fixed account value may be subject to a Market Value Adjustment. See "Market Value Adjustment".

The minimum transfer from a subaccount or guarantee period is the lesser of:

     - $1,000, or

     - all of the contract value in the subaccount or guarantee period.

However, we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. Where you make all your transfer requests at the same time, as part of one request, we will count all transfers between and among the subaccounts of the Variable Account and the fixed account as one transfer. We will execute the transfers, and determine all values in connection with the transfers, at of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment will be added to or deducted from the transferred amount.

Certain restrictions on very substantial allocations to any one subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS

Total Surrenders. You may surrender all of the cash surrender value at any time during the life of the Annuitant and prior to the annuity commencement date. If you choose to make a total surrender, you must do so by written request sent to our home office. We reserve the right to require that the contract be returned to us prior to making payment, although this will not affect our determination of the amount of the cash surrender value. Cash surrender value is:

     - the contract value at the end of the Valuation Period during which we receive the written request for the total surrender at our home office, less

     - any applicable surrender charge, and

     - after we have applied any Market Value Adjustment.

See "Surrender Charge" and "Market Value Adjustment".

We must receive written consent of all collateral assignees and irrevocable beneficiaries prior to any total surrender. We will generally pay surrenders from the Variable Account within seven days of the date of receipt by our home office of the written request. However, we may postpone payments in certain circumstances. See "Postponement of Payment".

The amount we pay upon total surrender of the cash surrender value (taking into account any prior partial surrenders) may be more or less than the total purchase payments you made. After a surrender of the cash surrender value or at any time the contract value is zero, all rights of the owner, Annuitant, or any other person will terminate.

Partial Surrenders. At any time during the life of the Annuitant and prior to the annuity commencement date, you may surrender a portion of the fixed account and/or the Variable Account. You must request partial surrender by a written request sent to First Fortis' home office. We will not accept a partial surrender request from you unless the net proceeds payable to you, as a result of the request, are at least $1,000. We will surrender the entire cash surrender value under the contract if the total contract value in both the Variable Account and fixed account would be less than $1,000 after the partial surrender.

You should specify the subaccounts of the Variable Account or guarantee periods of the fixed account that you wish to partially surrender. If you do not specify, we take the partial surrender from the subaccounts and from the guarantee periods of the fixed account on a pro rata basis.


We will surrender Accumulation Units from the Variable Account and/ or dollar amounts from the fixed account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. We will reduce the partial surrender by the amount of any applicable surrender charge. In addition, if the surrender is from a guarantee period other than the one-year guarantee period, we will reduce the amount payable to you by any negative Market Value Adjustment, or we will increase the amount payable to you by any positive Market Value Adjustment unless the surrender is (1) within 15 days before or 15 days after the expiration of a guarantee period, or (2) is a part of a formal First Fortis program for the transfer or withdrawal of fixed account value. The partial surrender will be effective at the end of the Valuation Period in which we receive the written request for partial surrender at our home office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment".


The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters". Also, under tax deferred annuity contracts pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

TELEPHONE TRANSACTIONS

You or your representative may make certain requests under the contract by telephone if we have a written telephone authorization on file. These include requests for (1) transfers, (2) withdrawals, and (3) changes in purchase payment allocation instructions, dollar-cost averaging, portfolio rebalancing programs, and systematic withdrawals. Our home office will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, among others, (1) requiring some form of personal identification such as your address and social security number prior to acting upon instructions received by telephone, (2) providing written confirmation of such transactions, and/or (3) tape recording of telephone instructions. Your request for telephone transactions authorizes us to record telephone calls. We may be liable for any losses due to unauthorized or fraudulent instructions if we do not employ reasonable procedures. If we do employ reasonable procedures, we will not be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to place limits, including dollar limits, on telephone transactions.

BENEFIT PAYABLE ON DEATH OF CONTRACT OWNER OR ANNUITANT

If the owner dies prior to the annuity commencement date, we will pay a death benefit. If the contract owner is a non-natural person, then we will pay a death benefit upon the death of the Annuitant prior to the annuity commencement date. In such case, if more than one Annuitant has been named, we will pay the death benefit payable upon the death of an Annuitant only upon the death of the last survivor of the persons so named.

The term "decedent" in the death benefit description below refers to the death of the contract owner unless the contract owner is a non-natural person, in which case it refers to the death of the Annuitant. Also, the death benefit description refers to the age of the contract owner. If the contract owner is a non-natural person, the relevant age will instead be that of the Annuitant.

Additionally, the death benefit description makes reference to "Pro Rata Adjustments." A pro rata adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the contract value. Pro rata adjustments are made for amounts withdrawn for partial surrenders and any associated surrender charge (which shall be deemed to be an amount withdrawn), but not for any contract fee-related surrenders.

The death benefit will equal the greatest of (1), (2), or (3) as follows:

(1) The contract value as of the date used for valuing the death benefit.

(2) The sum or all purchase payments made, reduced by pro rata adjustments for each withdrawal.

(3) The highest Anniversary Value of each of the contract's anniversaries prior to the earlier of: (1) the decedent's death, or (2) the contract owner's attainment of age 75.

     An Anniversary Value is equal to:

     (a) the contract value on the anniversary, plus

     (b) any purchase payments made since the anniversary, reduced by

     (c) pro rata adjustments for any withdrawals made since the anniversary.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our home office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment." If we do not receive a written request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The person entitled to the death benefit under the terms of the contract may (1) receive a single sum payment, which terminates the contract, or (2) select an annuity option. If the death benefit payee selects an annuity option, he or she will have all the rights and privileges of a payee under the contract. If the death benefit payee desires an annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters."

We accept any of the following as proof of death: (1) a copy of a certified death certificate; (2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death.

The Internal Revenue Code requires that a Non-Qualified Contract contain certain provisions about an owner's death. We discuss these provisions below under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". It is imperative that written notice of the death of the owner be promptly transmitted to us at our home office, so that we can make arrangements for distribution of the entire interest in the contract in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the contract not being treated as an annuity contract for federal income tax purposes with possible adverse tax consequences.

The pro rata adjustments referred to above are more fully described in Appendix D at the end of this prospectus.

See Appendix A for sample death benefit calculation.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE

You may specify an annuity commencement date in your application. The annuity commencement date marks the beginning of the period during which an Annuitant or other payee designated by the owner receives annuity payments under the contract. The annuity commencement date must be at least two years after the contract issue date. You should consult your sales representative in this regard.

The Internal Revenue Code may impose penalty taxes on amounts distributed either too soon or too late depending on the type of retirement arrangement involved. See "Federal Tax Matters". You should consider this carefully in selecting or changing an annuity commencement date.

You must submit a written request in order to advance or defer the annuity commencement date. We must receive the request at our home office at least 30 days before the then-scheduled annuity commencement date. The new annuity commencement date must also be at least 30 days after we receive the written request. You have no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS

We may pay the entire contract value, rather than apply the amount to an annuity option if the contract value at the end of the Valuation Period which contains the annuity commencement date is less than $1,000. We would make the payment in a single sum to the Annuitant or other payee chosen by the owner and cancel the contract. We would not impose any charge other than the premium tax charge.

Otherwise, we will apply (1) the fixed account value to provide a Fixed Annuity Option and (2) the Variable Account value in any subaccount to provide a Variable Annuity Option using the same subaccount, unless you have notified us by written request to apply the fixed account value and Variable Account value in different proportions. We must receive written request at our home office at least 30 days before the annuity commencement date.

We will make annuity payments under a Fixed or Variable Annuity Option on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If you name more than one person as an Annuitant, you may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50.

The amount of each annuity payment will depend on (1) the amount of contract value applied to an annuity option, (2) the form of annuity selected, and (3) the age of the Annuitant. For information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, see "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity option selected. The dollar amount of variable annuity payments varies during the Annuity Period based on changes in Annuity Unit values for the subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS

The amount of an annuity payment depends on the average effective net investment return of a subaccount during the period since the preceding payment as follows:

     - if the return is higher than 3% annually, the Annuity Unit value will increase, and the second payment will be HIGHER than the First; and

     - if the return is lower than 3% annually, the Annuity Unit value will decrease, and the second payment will be lower than the first.

"Net investment return," for this purpose, refers to the subaccount's overall investment performance after deduction of the mortality and expense risk and administrative expense charges, which are assessed at an annual rate of 1.35%.

We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

Transfers. A person receiving annuity payments may make up to four transfers a year among subaccounts. The current procedures for and conditions on these transfers are the same as we describe above under "Allocation of Purchase Payments and Contract Value--Transfers". We do not permit transfers from a Fixed Annuity Option during the Annuity Period.

ANNUITY OPTIONS

You may select an annuity option or change a previous selection by written request. We must receive your request at least 30 days before the annuity commencement date. You may select one annuity form, although payments under that form may be on a combination fixed and variable basis. If no annuity form selection is in effect on the annuity commencement date, we usually automatically apply Option B (described below), with payments guaranteed for ten years. However, federal pension law may require that we make default payments under certain retirement plans pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

Your contract offers the following options for fixed and variable annuity payments. Under each of the options, we make payments as of the first Valuation Date of each monthly period, starting with the annuity commencement date.

Option A, Life Annuity. We do not make payments after the annuitant dies. It is possible for the annuitant to receive only one payment under this option, if the annuitant dies before the second payment is due.

Option B, Life Annuity With Payments Guaranteed for 10 Years to 20 Years. We continue payments as long as the annuitant lives. If the annuitant dies before we have made all of the guaranteed payments, we continue installments of the guaranteed payments to the beneficiary.

Option C, Joint and Full Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

Option D, Joint and One-Half Contingent Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. If the annuitant dies first, we continue payments to the joint annuitant at one-half the original amount. If the joint annuitant dies first, we continue payments to the annuitant at the original full amount. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

We Also Have Other Annuity Options Available. You can get information about them from your sales representative or by calling or writing to our home office.

DEATH OF ANNUITANT OR OTHER PAYEE

Under most annuity forms offered by us, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Contracts are described under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". Though the rules there described do not apply to contracts issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES

We deduct state premium taxes as follows:


     - when imposed on purchase payments, we pay the amount on your behalf and deduct the amount from your contract value upon (1) our payment of surrender proceeds


     - or death benefit or (2) annuitization of a contract, or when imposed at the time annuity payments begin, we deduct the amount from your contract value.

Applicable premium tax rates depend upon your place of residence. Rates can change by legislation, administrative interpretations, or judicial acts.

CHARGES AGAINST THE VARIABLE ACCOUNT

Mortality and Expense Risk Charge. We assess each subaccount of the Variable Account with a daily charge for mortality and expense risk. This charge is a nominal annual rate of 1.25% of the average daily net assets of the Variable Account. It consists of approximately .8% for mortality risk and approximately
 .45% for expense risk. We guarantee not to increase this charge for the duration of the contract. This charge is assessed during both the Accumulation Period and the Annuity Period.

The mortality risk borne by us arises from our obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the contract) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, we bear a mortality risk in that we guarantee to pay a death benefit upon the death of an Annuitant or owner prior to the annuity commencement date. We do not impose a surrender charge upon payment of a death benefit. This places a further mortality risk on us.

The expense risk we assume is that actual expenses incurred in connection with issuing and administering the contract will exceed the limits on administrative charges set in the contract.

We bear the loss if the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed. Conversely, we profit if the amount deducted proves more than sufficient.

Administrative Expense Charge. We assess each subaccount of the Variable Account with a daily charge at an annual rate of .10% of the average daily net assets of the subaccount. We assess this charge during both the Accumulation Period and the Annuity Period. This charge helps cover administrative costs such as those incurred in issuing contracts, establishing and maintaining the records relating to contracts, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing contract transactions. There is no necessary relationship between the amount of administrative charges assessed on a given contract and the amount of expenses actually incurred for that contract.

TAX CHARGE

We currently impose no charge for taxes payable by us in connection with the contract, other than for applicable premium taxes. We reserve the right to impose a charge for any other taxes that may become payable by us in the future for the contracts or the Variable Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described. We may receive a profit as a result of these charges.

SURRENDER CHARGE

We do not deduct a sales charge from purchase payments. We deduct surrender charges on certain total or partial surrenders. We use the revenues from surrender charges to partially pay our expenses in the sale of the contracts, including (1) commissions, (2) promotional, distribution and marketing expenses, and (3) costs of printing and distribution of prospectuses and sales material.

Free Surrenders. You can withdraw the following amounts from the contract without a surrender charge:

     - Any purchase payments that we received more than seven years before the surrender date and that you have not previously surrendered;

     - Any earnings that you have not previously surrendered;

     - In any contract year, up to 10% of the purchase payments that we received less than seven years before the surrender date (whether or not you have previously surrendered the purchase payments).

Earnings are deemed to be withdrawn first. After all earnings have been withdrawn, all purchase payments not subject to a surrender charge are deemed to be withdrawn. After all purchase payments not subject to a surrender charge have been withdrawn, all purchase payments subject to a surrender charge are deemed to be withdrawn.

We do not impose a surrender charge on (1) annuitization or (2) payment of a single sum because less than the minimum required contract value is available to provide an annuity at the annuity commencement date or (3) payment of any death benefit.

In addition, we have an administrative policy to waive surrender charges for full surrenders of contracts that have been in force for at least ten years if the amount then subject to the surrender charge is less than 25% of the contract value. We have offered these contracts since 1994. Therefore, we have made no waivers. We reserve the right to change or terminate this practice at any time, both for new and for previously issued contracts.

Amount Of Surrender Charge. We only apply surrender charges if the amount being withdrawn exceeds the sum of the amounts listed above under "Free Surrenders" (that is, if the amount being withdrawn includes purchase payments made less than seven years prior to the surrender date). The surrender charges are:

     NUMBER OF YEARS         SURRENDER CHARGE
      SINCE PURCHASE        AS A PERCENTAGE OF
   PAYMENT WAS CREDITED      PURCHASE PAYMENT
   --------------------     ------------------
       Less than 2                  7%
At least 2 but less than 4          6%
At least 4 but less than 5          5%
At least 5 but less than 6          3%
At least 6 but less than 7          1%
        7 or more                   0%

We anticipate the surrender charge will not be sufficient to cover our distribution expenses. To the extent that the surrender charge is insufficient, we will pay such costs from our general account assets. These assets will include any profit that we derive from the mortality and expense risk charge.

MISCELLANEOUS

The Variable Account invests in shares of the portfolios. Therefore, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the portfolios and described in their prospectus.

REDUCTION OF CHARGES

We will not impose a surrender charge under any contract owned by First Fortis and the following persons associated with First Fortis, if at the contract issue date they are (1) officers and directors (2) employees (3) spouses of any such persons or any of such persons' children.

GENERAL PROVISIONS

THE CONTRACTS

The entire contract includes any application, amendment, rider, endorsement, and revised contract pages. Only an officer of First Fortis can agree to change or waive any provision of a contract. Any change or waiver must be in writing and signed by an officer of First Fortis.

The contracts are non-participating and do not share in dividends or earnings of First Fortis.

POSTPONEMENT OF PAYMENT

We may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. We may also defer payment of surrender proceeds payable out of the fixed account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS

If the Annuitant's age or sex was misstated, we pay the amount that the purchase payments paid would have purchased at the correct age and sex. If we make any overpayment because of incorrect information about age or sex, or any other miscalculation, we deduct the overpayment from the next payment due. We add underpayments to the next payment. We credit or charge the amount of any adjustment with interest at the rate of 3% annually.

ASSIGNMENT

Owners and payees may assign their rights and interests under a Qualified Contract only in certain narrow circumstances referred to in the contract. Owners and other payees may assign their rights and interests under Non-Qualified Contracts, including their ownership rights.

We take no responsibility for the validity of any assignment. Owners and payees must make a change in ownership rights in writing and send it to our home office. The change will be effective on the date made, although we are not bound by a change until the date we record it.

The rights under a contract are subject to any assignment of record at our home office. An assignment or pledge of a contract may have adverse tax consequences. See below under "Federal Tax Matters".

BENEFICIARY

You may name or change a beneficiary or a contingent beneficiary before the annuity commencement date. You must send a written request of the change to First Fortis. Certain retirement programs may require spousal consent to name or change a beneficiary. In addition, applicable tax laws and regulations may limit the right to name a beneficiary other than the spouse. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payment we make or action we take before receiving the written request. We also need the consent of any irrevocably named person before making a requested change.

In the event of the death of a contract owner, or the Annuitant if the contract owner is a non-natural person, prior to the annuity commencement date, the beneficiary will be determined as follows:

     - If upon the death of a contract owner there is one or more surviving contract owners, the surviving contract owner(s) will be the beneficiary (these override any other beneficiary designations).

     - If upon the death of a contract owner there are no surviving contract owners, and upon the death of the Annuitant, the beneficiary will be the beneficiary designated by the contract owner.

     - If there is no surviving beneficiary who has been designated by the contract owner, then the contract owner, or the contract owner's estate, will be the beneficiary.

REPORTS

We will mail to the contract owner (or to the person receiving payments during the annuity period), at the last known address of record, any report and communication required by applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the portfolios, but not necessarily of the Variable Account or First Fortis.

RIGHTS RESERVED BY FIRST FORTIS

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of owners and Annuitants or would be appropriate in carrying out the purposes of the contracts. We will make any change only as permitted by applicable laws. We will obtain your approval of the changes and approval from any appropriate regulatory authority if required by law. Examples of the changes we may make include:

     - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

     - To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account; or to add, combine, or remove subaccounts in the Variable Account.

     - To substitute, for the portfolio shares held in any subaccount, the shares of another portfolio or the shares of another investment company or any other investment permitted by law.

     - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

     - To change the time or time of day at which a Valuation Date is deemed to have ended.

     - To make any other necessary technical changes in the contract in order to conform with any action the above provisions permit us to take, including to change the way we assess charges, but without increasing as to any then outstanding contract the aggregate amount of the types of charges that we have guaranteed.

DISTRIBUTION

Fortis Investors, Inc. ("Fortis Investors") is the principal underwriter of the contracts. The contracts will be sold by individuals who are licensed by state insurance authorities to sell the contracts of First Fortis, and (1) are registered representatives of Fortis Investors, or (2) are registered representatives of other broker-dealer firms or (3) are representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any other broker-dealer firms are (1) registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers, and (2) members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay an allowance to its registered representatives and selling brokers in varying amounts. Fortis Investors does not expect the allowances under normal circumstances to exceed 6.25% of purchase payments plus a servicing fee of .25% of contract value per year, starting in the first contract year.

Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values that are approximately equivalent to the amounts of the selling allowances set forth above. Additionally, registered representatives, broker-dealer firms and exempt firms may qualify for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the contract upon which the commission was paid is surrendered or cancelled within certain specified time periods.


First Fortis paid a total of $1,108,526, $1,355,423 and $          to Fortis
Investors for annuity contract distribution services during 1997, 1998 and 1999, respectively, $101,176 of which in 1997 and $101,176 in 1998 was not reallowed to other broker dealers or exempt firms. In the distribution agreement, First Fortis has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws.


First Fortis or Fortis Investors may also provide additional compensation to broker-dealers in connection with sales of contracts. Compensation may include financial assistance to broker-dealers in connection with (1) conferences, (2) sales or training programs for their employees, (3) seminars for the public, (4) advertising, (5) sales campaigns regarding contracts, and (6) other broker-dealer sponsored programs or events. Compensation may also include trips taken by invited sales representatives and their family members to locations within or without the United States for business meetings or seminars. First Fortis or Fortis Investors may pay travel expenses that arise from these trips.


See Notes to First Fortis' Financial Statements as to amounts it has paid to Fortis, Inc. and Fortis Benefits Insurance Company, affiliates of First Fortis for various services.


Fortis Investors is an indirect subsidiary of Fortis (NL)N.V. and Fortis (B). Fortis Investors is under common control with First Fortis. Fortis Investors' principal business address is 500 Bielenberg Drive, Woodbury, Minnesota 55125 and its mailing address is P.O. Box 64284, St. Paul, MN 55164. Fortis Investors is not obligated to sell any specific amount of interests under the contracts. $23,000,000 of interests in the fixed account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes. These rules are based on laws, regulations and interpretations that are subject to change at any time. This summary is not comprehensive. We do not intend it as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a contract or related retirement plan.

NON-QUALIFIED CONTRACTS

Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Neither you nor any other person may exclude or deduct purchase payments under Non-Qualified Contracts from gross income. However, you are not currently taxed, until receipt, on any increase in the accumulated value of a Non-Qualified Contract that results from (1) the investment performance of the Variable Account, or (2) interest credited to the fixed account. Owners who are not natural persons ARE taxed annually on any increase in the contract value subject to exceptions. You may wish to discuss this with your tax adviser.

The following discussion applies generally to contracts owned by natural persons.

In general, surrenders or partial withdrawals under contracts are taxed as ordinary income to the extent of the accumulated income or gain under the contract. If you assign or pledge any part of the value of a contract, you pay on the value so pledged or assigned to the same extent as a partial withdrawal.

With respect to annuity payment options, the tax consequences may vary depending on the option elected under the contract. Until the "investment in the contract" is recovered, generally only the portion of the annuity payment that represents the amount by which the contract value exceeds the "investment in the contract" will be taxed. In general, "investment in the contract" is the aggregate amount of purchase payments made. After recovery of an Annuitant's or other payee's "investment in the contract," the full amount of any additional annuity payments is taxable.

For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the contract") is the amount of the payment less the nontaxable portion. The nontaxable portion of each payment is the "investment in the contract" divided by the total number of expected annuity payments.

For fixed annuity payments, in general, prior to recovery of the "investment in the contract," there is no tax on the amount of each payment that bears the same ratio to that payment as the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all contracts and other annuity contracts we or our affiliates issue to you within the same calendar year will be treated as if they were a single contract.

You, or any other payee, will pay a 10% penalty on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is:

     - made on or after you or another payee reach age 59 1/2, or is

     - made to a beneficiary on or after your death, or is

     - made upon your disability or that of another payee, or is

     - part of a series of substantially equal annuity payments for your life or life expectancy, or is

     - part of a series of substantially equal annuity payments for the life or life expectancy of you and your beneficiary.

Premature distributions may result, for example, from:

     - an early annuity commencement date

     - an early surrender or partial surrender of a contract

     - an assignment of a contract

     - the early death of an Annuitant other than you or another person receiving annuity payments under the contract

If you transfer ownership of a contract, or designate an Annuitant or payee other than yourself, you may have certain income or gift tax consequences that are beyond the scope of this discussion. If you are contemplating any transfer or assignment of a contract, you should contact a competent tax adviser.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

In order that a Non-Qualified Contract be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires:

     - if any person receiving annuity payments dies on or after the annuity commencement date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and

     - if you die prior to the annuity commencement date, the entire interest in the contract will be distributed:

       - within five years after your death, or

       - as annuity payments that will begin within one year of your death and will be made over your designated beneficiary's life or over a period not extending beyond the life expectancy of that beneficiary.

However, if the owner's designated beneficiary is the surviving spouse, the surviving spouse may continue the contract as the new contract owner. Where the owner or other person receiving payments is not a natural person, the required distributions under Section 72(A) apply on the death of the primary Annuitant.

The Internal Revenue Service has not issued regulations interpreting the requirements of Section 72(s) (although it has issued proposed regulations interpreting similar requirements for qualified plans). We intend to review and modify the contract if necessary to ensure that it complies with the requirements of Section 72(s) when clarified by regulation or otherwise.

Generally, the above requirements will be satisfied with a single sum payment where the death occurs prior to the annuity commencement date. A single sum payment will be subject to proof of the owner's death. The beneficiary, however, may elect by written request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, the IRS may disregard the election for tax purposes and tax the beneficiary as if a single sum payment had been made.

QUALIFIED CONTRACTS

The contracts may be used with several types of tax-qualified plans. The tax rules applicable to owners, Annuitants, and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a tax qualified plan on your behalf are excludable from your gross income during the Accumulation Period. The portion, if any, of any purchase payment that is not excluded from your gross income during the Accumulation Period constitutes your "investment in the contract".

When annuity payments begin, you will receive back your "investment in the contract" if any, as a tax-free return of capital. The Code provides which portion of each payment is taxable and which portion is tax free. These rules may vary depending on the type of tax qualified plan.

The contracts are available in connection with the following types of retirement plans:

     - Section 403(b) annuity plans for employees of certain tax-exempt organizations and public education institutions;

     - Section 401 or 403(a) qualified pension, profit-sharing, or annuity plans;

     - Individual retirement annuities ("IRAs") under Section 408(b);

     - Simplified employee pension plans ("SEPs") under Section 408(k);

     - Simple IRA Plans under Section 408(p); and

     - Section 457 unfunded deferred compensation plans of tax-exempt organizations and private employer unfunded deferred compensation plans.

The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans".

WITHHOLDING

Annuity payments and other amounts received under contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Despite the recipient's election, the Code may require withholding from certain payments outside the United States. The Code may also require withholding from certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require us to disregard the recipient's election if the recipient fails to supply us with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code that set forth diversification requirements for investments underlying Non-Qualified Contracts.

We believe that the investments will satisfy these requirements. Failure to do so would result in immediate taxation to you or another person of all income credited to Non-Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause you or another person receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. We reserve the right to amend the contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if the Treasury Department considered such standards not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code. Moreover, your investment in the contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(B) PLANS

Section 403(b)(11) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

(1) elective contributions made for years beginning after December 31, 1988;

(2) earnings on those contributions; and

(3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, we may not distribute income attributable to elective contributions made after December 31, 1988.

FURTHER INFORMATION ABOUT FIRST FORTIS

First Fortis Life Insurance Company is an affiliate of the worldwide Fortis group of companies owned by Fortis (NL) N.V. of the Netherlands and Fortis (B) of Belgium. The Company was originally organized under New York Insurance Law on August 12, 1971, and was acquired by the current owners on March 24, 1989, to enable the Fortis group of companies the ability to distribute their products to the New York State marketplace.

On October 1, 1991, First Fortis Life Insurance Company and its affiliate Fortis Benefits Insurance Company (the "Companies"), entered into an Asset Transfer and Acquisition Agreement (the "Agreement") with Mutual Benefit Life Insurance Company in Rehabilitation (MBL). Pursuant to the Agreement, the Companies acquired certain assets and assumed certain liabilities of MBL relating to the group life, accident and health, disability and dental insurance business of MBL. That portion of the business conducted in New York was assumed by First Fortis, while the remaining and more substantial portion of the business was assumed by Fortis Benefits Insurance Company. N.V. AMEV contributed $25 million in cash to the paid-in-capital of First Fortis on October 1, 1991 in connection with the acquisition.

GENERAL

We offer and sell insurance products, including fixed and variable annuity contracts, and group life, accident and health insurance policies. We market our products to small business and individuals through a network of independent agents, brokers, and financial institutions.

OWNERSHIP OF SECURITIES

All of First Fortis' outstanding shares are owned by Fortis, Inc., One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/ VSB 1990 N.W. is 50% owned by Fortis (NL)N.V. and 50% owned, through certain subsidiaries, by Fortis (B), Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of First Fortis. This summary has been derived in part from the financial statements of First Fortis included elsewhere in this prospectus. You should read the following along with these financial statements.


                                                                                YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------------------
                                                                  1999        1998        1997        1996        1995
                                                                  ----        ----        ----        ----        ----
                                                                                     (IN THOUSANDS)
Income Statement Data
  Premiums and policy charges...............................    $ 59,477    $ 54,451    $ 51,846    $ 67,516    $ 81,201
  Net investment income.....................................       8,564       8,187       7,907       7,891       7,466
  Realized investment gains (losses)........................        (123)      1,436         361          (3)      2,683
  Other income..............................................       1,374       1,202         682         336         298
                                                                --------    --------    --------    --------    --------
          Total Revenues....................................    $ 69,292    $ 65,276    $ 60,796    $ 75,740    $ 91,648
                                                                ========    ========    ========    ========    ========
  Benefits and expenses.....................................    $ 66,194    $ 61,477    $ 60,983    $ 75,596    $ 96,371
  Income tax expense (benefit)..............................       1,032       1,347         (63)        (39)     (1,563)
  Net income (loss).........................................    $  2,066    $  2,452    $   (124)   $    183    $ (3,160)
Balance Sheet Data
          Total assets......................................    $248,252    $217,502    $170,898    $142,742    $139,913
          Total liabilities.................................     212,316     177,476     133,817     107,050     101,523
          Total shareholder's equity........................      35,936      40,026      37,081      35,692      38,390


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


1999 COMPARED TO 1998



REVENUES



First Fortis (the Company) life insurance premiums increased during 1999 as compared to 1998 due to strong group life sales. Group disability and dental sales account for the increase in accident and health premiums. Offsetting this is a decrease in the group medical premiums. This group medical premium decrease was substantially attributable to the Company's decision, effective January 1, 1996, to cease new sales of group medical policies. The Company continues to service the existing group medical business. The decision to effectively exit the group medical business has reduced annualized premiums associated with this line from $11.4 million inforce at January 1, 1997 to a $724,000 in premium inforce at December 31, 1999. Accident and health premiums are principally composed of group accident and health coverages. The discontinuance of group medical sales and strong dental and disability sales have caused the group accident and health premium mix to shift. Dental, disability income, and medical premium represented 48%, 46%, and 6%, respectively, of total group accident and health premium in 1999 compared to 44%, 41%, and 15%, respectively, in 1998.



The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1999 and 1998 resulted in recognition of realized gains and losses upon sales of securities.



BENEFITS



The ratio of 1999 life benefits to premium increased to 77% from 70% in 1998 due to more favorable 1998 mortality experience and higher life premium volumes. The decrease in accident and health benefits as a percent of premium to 80% in 1999 from 85% in 1998 is primarily due to improved experience in the group long-term disability claims.



EXPENSES



The Company continues to monitor its commission rate structures, and, as indicated by market conditions, periodically adjusts rates paid. Rates paid vary by product type, group size and duration.



The Company's general and administrative expenses as a percent of premium remained relatively flat decreasing to 23.3% in 1999 from 23.7% in 1998. The Company continues to strive for improvements in the expense to gross revenue ratio while maintaining quality and timely services to the policyholders.



1998 COMPARED TO 1997



REVENUES



First Fortis (the "Company") life insurance premiums increased during 1998 as compared to 1997 due to strong group life sales. Accident and health premiums decreased during 1998 as compared to 1997. This accident and health premium decrease was substantially attributable to the Company's decision, effective January 1, 1996, to cease new sales of group medical policies. The Company continues to service the existing group medical business. The decision to effectively exit the group medical business has reduced annualized premiums associated with this line from $11.4 million inforce at January 1, 1997 to a $4.2 million in premium inforce at December 31, 1998. Accident and health premiums are principally composed of group accident and health coverages. The discontinuance of group medical sales and strong dental sales have caused the group accident and health premium mix to shift. The dental, disability income, and medical premium represented 44%, 41%, and 15%, respectively, of total group accident and health premium in 1998 compared to 39%, 39%, and 22%, respectively, in 1997.



The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1998 and 1997 resulted in recognition of realized gains and losses upon sales of securities.



BENEFITS



1998 life benefits as compared to premium were lower than 1997 due to more favorable mortality experience, despite the fact that the aggregate amount of claims increased. The decrease in accident and health benefits in 1998 as compared to 1997 is primarily due to improved experience in the group medical products. Slightly offsetting this is a larger volume of new group long term disability claims.



EXPENSES



The Company continues to monitor its commission rate structures, and, as indicated by market conditions, periodically adjusts rates paid. Rates paid vary by product type, group size and duration.



The Company's general and administrative expenses as a percent of premium has decreased in 1998 from 1997 as a reflection of the Company's expense monitoring efforts.



MARKET RISK AND RISK MANAGEMENT



Interest rate risk is the Company's primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of insurance products and market value of investments. The yield realized on new investments generally increases or decreases in direct relationship with interest rate changes. The market value of the Company's fixed maturity and mortgage loan portfolios generally increases when interest rates decrease, and decreases when interest rates increase.



Interest rate risk is monitored and controlled through asset/liability management. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. A major component of the Company's asset/liability management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of the Company's insurance liabilities.



The Company uses computer models to perform simulations of the cash flow generated from existing insurance policies under various interest rate scenarios. Information from these models is used in the determination of interest crediting strategies and investment strategies. The asset/liability management discipline includes strategies to minimize exposure to loss as market interest rates change. On the basis of these analyses, management believes there is no material solvency risk to the Company with respect to interest rate movements up or down of 100 basis points from year end levels.



Equity market risk exposure is not significant. Equity investments in the general account are not material enough to threaten solvency and contract owners bear the investment risk related to the variable products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contract owners, not by the Company. The Company provides certain minimum death benefits that depend on the performance of the variable separate accounts. Currently the majority of these death benefit risks are reinsured which then protects the Company from adverse mortality experience and prolonged capital market decline.



LIQUIDITY AND CAPITAL RESOURCES



The liquidity requirements of the Company have been met by funds provided from operations, including investment income. Funds are principally used to provide for policy benefits, operating expenses, commissions and investment purchases. The impact of the declining inforce medical business has been considered in evaluating the Company's future liquidity needs. The Company expect its operating activities to continue to generate sufficient funds.



The National Association of Insurance Commissioners has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. Based upon current calculation using these risk-based capital standards, the Company's percentage of total adjusted capital is in excess of ratios which would require regulatory attention.



The Company has no long or short term debt. As of December 31, 1999, 99% of the Company's fixed maturity investments consisted of investment grade bonds. The Company does not expect this percentage to change significantly in the future.



REGULATION



The Company is subject to the laws and regulations established by the New York State Insurance Department governing insurance business conducted in New York State. Periodic audits are conducted by the New York Insurance Department related to the Company's compliance with these laws and regulations. To date, there have been no adverse findings regarding the Company's operations.



YEAR 2000



Introduction. The Company relies heavily on information technology (IT) systems to conduct its business. These IT systems include both internally developed and vendor-supplied systems. The Company also relies on the non-IT systems including the embedded technology and facility related systems. In addition, The Company has business relationships with numerous entities including but not limited to financial institutions, financial intermediaries, third party administrators and other critical vendors as well as regulators and customers. These entities are themselves reliant on their IT systems to conduct their businesses. Therefore, there is a supply chain of dependency among and between all involved entities.



State of Readiness. In 1997, the Fortis parent company organized a multi-disciplinary Year 2000 Project Team (Team). The Team consists of employees at each subsidiary, audit, legal and outside consultants. The Team and the Company developed and executed a comprehensive plan (Plan) designed to make the Company's IT systems Year 2000 ready. The Plan covered four stages including (i) inventory, (ii) assessment, (iii) programming, and (iv) testing and certification. Programming, testing and certification of all systems and applications were completed in December, 1999; therefore, the Company has completed its Plan. The Company also inventoried its various facility locations and the systems that related thereto, including embedded technologies. These areas were also part of the Plan and were completed.



The Company identified third parties with which they have a material relationship in both sending and receiving information from those entities, with respect to current Year 2000 readiness. This action has also been completed as part of the Plan.



Costs. The Company will not incur any cost for the Year 2000 project since it is being paid for by affiliates of the Company.



Risks. The Company limited the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 project and those of its critical external relationships (both I/T and non-I/T) and by developing contingency/recovery plans. Those contingency plans identified the mission critical systems and relationships and put action plans in place to address a year 2000 issue. To date, none of the contingency plans have been implemented. In addition, no significant Year 2000 issue has arisen which has had a material adverse effect on the Company's results of operations, liquidity or financial condition.



Contingency Plans. Consistent with prudent due diligence efforts, the Company defined contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999, should there have been or in the future, be, an unexpected system failure. The Company developed plans that are designed to reduce the negative impact on the Company, and provide methods of returning to normal operations, if failure occurs.


VOTING PRIVILEGES

In accordance with our view of current applicable law, we will vote shares of each of the portfolios attributable to a contract at regular and special meetings of the shareholders of the portfolios. We will vote those shares in proportion to instructions we receive from the persons having the voting interest in the contract as of the record date for the corresponding portfolio shareholders meeting. Owners have the voting interest during the Accumulation Period, persons receiving annuity payments have the voting interest during the Annuity Period, and beneficiaries have the voting interest after the death of the Annuitant or owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result we determine that we are permitted to vote shares of the portfolios in our own right, we may elect to do so.

We determine the number of shares of a portfolio attributable to a contract as follows:

     - During the Accumulation Period, we divide the amount of contract value in a subaccount by the net asset value of one share of the portfolio corresponding to that subaccount. We make this calculation as of the record date for the applicable portfolio.

     - During the Annuity Period, or after the death of the Annuitant or owner, we make a similar calculation. However, for subaccount value we use the liability for future variable annuity payments allocable to that subaccount as of the record date for the applicable portfolio. We calculate the liability for future variable annuity payments on the basis of the following on the record date:

     - mortality assumptions,

     - the assumed interest rate used in determining the number of Annuity Units under the contract, and

     - the applicable Annuity Unit value

During the Annuity Period, the number of votes attributable to a contract will generally decrease since funds set aside to make the annuity payments will decrease.

We will vote shares for which we have not received timely instructions, and any shares attributable to excess amounts we have accumulated in the related subaccount, in proportion to the voting instructions which we receive for all contracts and other variable annuity contracts participating in a portfolio. To the extent that we or any affiliated company holds any shares of a portfolio, those shares will be voted in the same proportion as instructions for that portfolio from all our policy holders holding voting interests in that portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of owners in such other separate accounts. This diminishes the relative voting influence of the contracts.

Each person having a voting interest in a subaccount of the Variable Account will receive proxy material, reports and other materials relating to the appropriate portfolio. Under the procedures described above, these persons may give instructions regarding:

     - the election of the Board of Directors of the portfolios,

     - ratification of the selection of a portfolio's independent auditors,

     - the approval of the investment managers of a portfolio,

     - changes in fundamental investment policies of a portfolio, and

     - all other matters that are put to a vote of portfolio shareholders

LEGAL MATTERS

David A. Peterson, Esquire, Vice President and Assistant General Counsel with our legal department has passed on the legality of the contracts described in this prospectus. Messrs. Freedman, Levy, Kroll & Simonds, Washington, D.C., have advised First Fortis on certain federal securities law matters.


OTHER INFORMATION


We have filed Registration Statements with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the contracts discussed in this prospectus. We have not included in the prospectus all of the information set forth in the Registration Statement, amendments, and exhibits thereto. We intend statements contained in this prospectus about the content of the contracts and other legal instruments to be summaries. For a complete statement of the terms of these documents, you should refer to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

First Fortis and the Variable Account..........
Calculation of Annuity Payments................
Postponement of Payments.......................
Services.......................................
  - Safekeeping of Variable Account Assets.....
  - Experts....................................
  - Principal Underwriter......................
Taxation Under Certain Retirement Plans........
Withholding....................................
Variable Account Financial Statements..........
APPENDIX A--Performance Information............

FIRST FORTIS FINANCIAL STATEMENTS

The financial statements of First Fortis that are included in this prospectus should be considered primarily as bearing on our ability to meet our obligations under the contracts. The contracts are not entitled to participate in our earnings, dividends or surplus.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
First Fortis Life Insurance Company

We have audited the accompanying balance sheets of First Fortis Life Insurance Company, an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V., as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with accounting standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Fortis Life Insurance Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          [/s/ Ernst & Young LLP]

February 17, 2000
Minneapolis, Minnesota

BALANCE SHEETS
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31
                                                                ---------------------
                                                                  1999         1998
                                                                ---------    --------
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost
     1999--$126,432; 1998--$125,787)........................    $ 121,212    $130,038
  Policy loans..............................................            1          --
  Short-term investments....................................        5,800         830
                                                                ---------    --------
                                                                  127,013     130,868
Cash and cash equivalents...................................        4,562       1,160
Receivables:
  Uncollected premiums, less allowance (1999 and
     1998--$100)............................................        3,097       3,538
  Reinsurance recoverable on unpaid and paid losses.........       31,634      28,458
  Other.....................................................        1,495         417
                                                                ---------    --------
                                                                   36,226      32,413
Accrued investment income...................................        2,095       1,895
Deferred policy acquisition costs...........................        4,353       3,148
Property and equipment at cost, less accumulated
  depreciation (1999--$2,287; 1998--$2,087).................          124         324
Deferred federal income taxes...............................        3,535       1,150
Goodwill, less accumulated amortization (1999--$414;
  1998--$368)...............................................          416         462
Assets held in separate accounts............................       69,928      46,082
                                                                ---------    --------
Total assets................................................    $ 248,252    $217,502
                                                                =========    ========

FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    DECEMBER 31
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
POLICY RESERVES, LIABILITIES AND SHAREHOLDER'S EQUITY
Policy reserves and liabilities:
  Future policy benefit reserves:
     Life insurance.........................................    $ 34,165    $ 30,388
     Interest sensitive and investment products.............       3,487       6,267
     Accident and health....................................      70,852      68,206
                                                                --------    --------
                                                                 108,504     104,861
  Unearned revenues.........................................       9,834       8,535
  Other policy claims and benefits payable..................      12,247      11,084
  Income taxes payable......................................       1,213       2,017
  Other liabilities.........................................      10,590       4,897
  Liabilities related to separate accounts..................      69,928      46,082
                                                                --------    --------
Total policy reserves and liabilities.......................     212,316     177,476
Commitments and contingencies Shareholder's equity:
  Common stock, $20 par value:
     Authorized, issued and outstanding shares--100,000.....       2,000       2,000
  Additional paid-in capital................................      37,440      37,440
  Accumulated deficit.......................................        (124)     (2,190)
  Accumulated other comprehensive (loss) income.............      (3,380)      2,776
                                                                --------    --------
Total shareholder's equity..................................      35,936      40,026
                                                                --------    --------
Total policy reserves, liabilities and shareholder's
  equity....................................................    $248,252    $217,502
                                                                ========    ========

                            See accompanying notes.

STATEMENTS OF OPERATIONS
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                -------    -------    -------
REVENUES
Insurance operations:
  Life insurance premiums...................................    $24,765    $23,057    $19,158
  Interest sensitive and investment product policy
     charges................................................        214         71          4
  Accident and health insurance premiums....................     34,498     31,323     32,684
                                                                -------    -------    -------
                                                                 59,477     54,451     51,846
Net investment income.......................................      8,564      8,187      7,907
Net realized gains (losses) on investments..................       (123)     1,436        361
Other income................................................      1,374      1,202        682
                                                                -------    -------    -------
Total revenues..............................................     69,292     65,276     60,796
BENEFITS AND EXPENSES
Benefits to policyholders:
  Life insurance............................................     19,100     16,167     14,597
  Interest sensitive investment products....................        315        815        196
  Accident and health claims................................     27,585     26,616     29,090
                                                                -------    -------    -------
                                                                 47,000     43,598     43,883
Amortization of deferred policy acquisition costs...........        240       (106)       (56)
Insurance commissions.......................................      5,114      5,056      4,457
General and administrative expenses.........................     13,840     12,929     12,699
                                                                -------    -------    -------
Total benefits and expenses.................................     66,194     61,477     60,983
                                                                -------    -------    -------
Income (loss) before federal income taxes...................      3,098      3,799       (187)
Federal income taxes........................................      1,032      1,347        (63)
Net income (loss)...........................................    $ 2,066    $ 2,452    $  (124)
                                                                =======    =======    =======

                            See accompanying notes.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FIRST FORTIS LIFE INSURANCE COMPANY
(In thousands)

                                                                                          ACCUMULATED
                                                              ADDITIONAL                     OTHER
                                                     COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                            TOTAL    STOCK     CAPITAL       DEFICIT     (LOSS) INCOME
                                           -------   ------   ----------   -----------   -------------
Balance, January 1, 1997.................  $35,691   $2,000    $37,440       $(4,518)       $   769
  Comprehensive income:
     Net loss............................     (124)     --          --          (124)            --
     Change in unrealized gains (losses)
       on investments, net...............    1,514      --          --            --          1,514
                                           -------
  Comprehensive income...................    1,390
                                           -------   ------    -------       -------        -------
Balance, December 31, 1997...............   37,081   2,000      37,440        (4,642)         2,283
  Comprehensive income:
     Net income..........................    2,452      --          --         2,452             --
     Change in unrealized gains on
       investments, net..................      493      --          --            --            493
                                           -------
  Comprehensive income...................    2,945
                                           -------   ------    -------       -------        -------
Balance, December 31, 1998...............   40,026   2,000      37,440        (2,190)         2,776
  Comprehensive loss:
     Net income..........................    2,066      --          --         2,066              -
     Change in unrealized gains (losses)
       on investments, net...............   (6,156)     --          --            --         (6,156)
                                           -------
  Comprehensive loss.....................   (4,090)
                                           -------   ------    -------       -------        -------
Balance, December 31, 1999...............  $35,936   $2,000    $37,440       $  (124)       $(3,380)
                                           =======   ======    =======       =======        =======

                            See accompanying notes.

STATEMENTS OF CASH FLOWS
FIRST FORTIS LIFE INSURANCE COMPANY
(In thousands)

                                                                     YEAR ENDED DECEMBER 31
                                                                --------------------------------
                                                                  1999        1998        1997
                                                                --------    --------    --------
OPERATING ACTIVITIES
Net income (loss)...........................................    $  2,066    $  2,452    $   (124)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Provision for deferred taxes..............................         930         665      (1,338)
  Depreciation, amortization and accretion..................         330         299         707
  Loss on disposal of property and equipment................          --          12          --
  Net realized losses (gains) on investments................         123      (1,436)       (361)
  (Increase) decrease in uncollected premiums, accrued
     investment income and other............................        (837)       (390)      2,309
  Increase in reinsurance recoverable.......................      (3,176)     (8,694)     (5,033)
  (Decrease) increase in income taxes payable...............        (804)      1,106         883
  Amortization of policy acquisition costs..................         240        (106)        (56)
  Policy acquisition costs deferred.........................      (1,445)     (1,629)     (1,110)
  Increase in future policy benefit reserves, unearned
     revenues and other policy claims and benefits..........       8,894      13,922       1,769
  Increase (decrease) in other liabilities..................       5,693        (686)      1,533
                                                                --------    --------    --------
Net cash provided by (used in) operating activities.........      12,014       5,515        (821)
INVESTING ACTIVITIES
Purchases of fixed maturity investments.....................    (159,025)   (187,953)   (127,426)
Sales and repayments of fixed maturity investments..........     158,172     165,971     137,273
(Increase) decrease in short-term investments...............      (4,970)     10,867     (11,697)
Purchases of property and equipment.........................          --          --        (107)
                                                                --------    --------    --------
Net cash used in investing activities.......................      (5,823)    (11,115)     (1,957)
FINANCING ACTIVITIES
Activities related to investment products:
  Considerations received...................................       2,875      13,661      10,679
  Surrenders and death benefits.............................      (5,941)    (15,075)     (2,152)
  Interest credited to policyholders........................         277         721         159
                                                                --------    --------    --------
Net cash (used in) provided by financing activities.........      (2,789)       (693)      8,686
Increase (decrease) in cash and cash equivalents............       3,402      (6,293)      5,908
Cash and cash equivalents at beginning of year..............       1,160       7,453       1,545
                                                                --------    --------    --------
Cash and cash equivalents at end of year....................    $  4,562    $  1,160    $  7,453
                                                                ========    ========    ========

                             See accompanying notes

NOTES TO FINANCIAL STATEMENTS
FIRST FORTIS LIFE INSURANCE COMPANY
DECEMBER 31, 1999

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES NATURE OF OPERATIONS

First Fortis Life Insurance Company (the Company) is a wholly-owned subsidiary of Fortis, Inc., which itself is a wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V. Prior to April 30, 1997, First Fortis was wholly-owned by Fortis (B), while the other U.S. subsidiaries of Fortis (B) and Fortis (NL) N.V. operated under the holding company of Fortis, Inc. Upon regulatory approval by the New York State Insurance Department in April 1997, the Company became a wholly-owned subsidiary of Fortis, Inc. The Company was organized to enable the Fortis group of companies to distribute their products to the New York State marketplace. The Company's revenues are derived primarily from group employee benefits products. Effective January 1, 1996, the Company stopped offering its group medical products; however, the Company will continue to renew and service existing medical business, which represented $1,859,000, $4,648,000 and $7,297,000 of 1999, 1998 and 1997 of the accident and health premiums, respectively.


BASIS OF STATEMENT PRESENTATION
During 1998, the Company adopted Statement of Financial Accounting Standards Board (SFAS) 130, Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this SFAS had no impact on the Company's net income or shareholder's equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

Effective January 1, 1999, the Company adopted SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". SOP 97-3 requires the estimation and recording of certain insurance-related assessments. Because the Company previously recorded insurance-related assessments on this basis, the adoption of SOP 97-3 had no impact on the results of operations or financial position.


In June 1999, the Financial Accounting Standards Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133", which deferred to January 1, 2001 the effective date of the accounting and reporting requirements of SFAS 133. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of SFAS 133 is not expected to have a material effect on the Company's results of operations or financial position.


The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which practices differ in certain respects from statutory accounting practices prescribed or permitted by the Department of Insurance of the State of New York. The more significant of these principles are:

REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES
Premiums for traditional life insurance are recognized as revenue when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of

FIRST FORTIS LIFE INSURANCE COMPANY

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 4.0% to 6.75% in 1999, 3.5% to 10.25% in 1998 and 3.5% to 10.0% in 1997.


Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissions Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity Valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.


Premiums for credit insurance included in life insurance premiums and accident and health insurance premiums are recognized as revenues when due over the estimated coverage period.

CLAIMS AND BENEFITS PAYABLE
Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

DEFERRED POLICY ACQUISITION COSTS
The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For credit life, disability and accident and health insurance products, such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and are reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

INVESTMENTS
The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

All fixed maturity investments are classified as available-for-sale and carried at fair value.

Changes in fair values of available-for-sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs are reported as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

Policy loans are reported at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies. Short term investments are at cost which approximates fair value.

Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $202,000, $341,000 and $446,000 at December 31, 1999, 1998 and 1997,
respectively.

GOODWILL
Goodwill represents the excess of the purchase price paid over net assets acquired in connection with the purchase of the shell of Metropolitan Life. Goodwill is amortized on a straight line basis over 18 years.

FIRST FORTIS LIFE INSURANCE COMPANY

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
INCOME TAXES
Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

SEPARATE ACCOUNTS
Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of operations. Assets and liabilities associated with separate accounts relate to deposit and annuity considerations for which the contractholder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity contract owners. The Company receives mortality and expense risk fees from the separate accounts.

The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

GUARANTY FUND ASSESSMENTS
There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

STATEMENTS OF CASH FLOWS
The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value

COMPREHENSIVE INCOME
Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses on securities classified as available for sale, net of the effect on deferred policy acquisition costs, taxes and reclassification adjustments.

RECLASSIFICATIONS
Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

FIRST FORTIS LIFE INSURANCE COMPANY

2.   INVESTMENTS
AVAILABLE-FOR-SALE SECURITIES
The following is a summary of the available-for-sale securities (in thousands):

                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED
                                                    COST          GAIN          LOSS       FAIR VALUE
                                                  ---------    ----------    ----------    ----------
DECEMBER 31, 1999
Governments.....................................  $ 83,070       $  212        $3,469       $ 79,813
Public utilities................................    11,494           --           360         11,134
Industrial and miscellaneous....................    31,868           15         1,618         30,265
                                                  --------       ------        ------       --------
Total...........................................  $126,432       $  227        $5,447       $121,212
                                                  ========       ======        ======       ========
DECEMBER 31, 1998
Governments.....................................  $ 18,770       $  437        $   14       $ 19,193
Public utilities................................    14,446          768           119         15,095
Industrial and miscellaneous....................    92,571        3,471           292         95,750
                                                  --------       ------        ------       --------
Total...........................................  $125,787       $4,676        $  425       $130,038
                                                  ========       ======        ======       ========

The amortized cost and fair value of fixed maturity securities at December 31, 1999, by contractual maturity, are shown below (in thousands):

                                                                AMORTIZED      FAIR
                                                                  COST        VALUE
                                                                ---------    --------
Due in one year or less.....................................    $  1,517     $  1,520
Due after one year through five years.......................      31,077       30,502
Due after five years through ten years......................      47,662       45,531
Due after ten years.........................................      46,176       43,659
                                                                --------     --------
Total.......................................................    $126,432     $121,212
                                                                ========     ========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

INVESTMENTS ON DEPOSIT

The Company had fixed maturities carried at $502,000 and $525,000 at December 31, 1999 and 1998, respectively, on deposit with various governmental authorities as required by law.

NET INVESTMENT INCOME AND NET REALIZED GAINS (LOSSES) ON INVESTMENTS

Major categories of net investment income for each year were as follows (in thousands):

                                                                  1999       1998      1997
                                                                --------    ------    ------
NET INVESTMENT INCOME
Fixed maturities............................................    $  8,375    $8,108    $7,744
Short-term investments......................................         326       222       302
                                                                --------    ------    ------
                                                                   8,701     8,330     8,046
Expenses....................................................        (137)     (143)     (139)
                                                                --------    ------    ------
Net investment income.......................................    $  8,564    $8,187    $7,907
                                                                ========    ======    ======

All net realized gains (losses) on investments resulted from sales of fixed maturities.

FIRST FORTIS LIFE INSURANCE COMPANY

2.   INVESTMENTS (CONTINUED)
Proceeds from sales of investments were $157,672,000, $165,471,000 and $134,234,000 in 1999, 1998, and 1997, respectively. Gross gains of $738,000,
$1,757,000 and $1,136,000 and gross losses of $861,000, $321,000 and $775,000 were realized on the sales in 1999, 1998 and 1997, respectively.

NET UNREALIZED GAINS (LOSSES)
The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, were as follows (in thousands):


                                                                                TAX
                                                               BEFORE-TAX     BENEFIT     NET-OF-TAX
                                                                 AMOUNT      (EXPENSE)      AMOUNT
                                                               ----------    ---------    ----------
DECEMBER 31, 1999
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
     investments...........................................     $(9,348)      $ 3,272      $(6,076)
  Reclassification adjustment for gains (losses) realized
     in net income.........................................        (123)           43          (80)
                                                                -------       -------      -------
Other comprehensive loss...................................     $(9,471)      $ 3,315      $(6,156)
                                                                =======       =======      =======
DECEMBER 31, 1998
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
     investments...........................................     $ 2,194       $  (768)     $ 1,426
  Reclassification adjustment for gains (losses) realized
     in net income.........................................      (1,436)          503         (933)
                                                                -------       -------      -------
Other comprehensive income.................................     $   758       $  (265)     $   493
                                                                =======       =======      =======
DECEMBER 31, 1997
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
     investments...........................................     $ 2,766       $(1,017)     $ 1,749
  Reclassification adjustment for gains (losses) realized
     in net income.........................................        (361)          126         (235)
                                                                -------       -------      -------
Other comprehensive income.................................     $ 2,405       $  (891)     $ 1,514
                                                                =======       =======      =======


3.   LEASES
The Company leases office space under operating lease arrangements that have various renewal options and are subject to escalation clauses for real estate taxes and operating expenses. Rent expense was $915,000, $789,000 and $661,000 in 1999, 1998 and 1997, respectively. Future minimum payments required under operating lease arrangements that have initial or noncancelable terms in excess of one year or more are: 2000--$632,000, 2001--$638,000, 2002--$629,000,
2003--$604,000, 2004--$610,000, and thereafter $429,000.

FIRST FORTIS LIFE INSURANCE COMPANY

4.   ACCIDENT AND HEALTH RESERVES
Activity for the liability for unpaid accident and health claims is summarized as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                -------    -------    -------
Balance as of January 1, net of reinsurance recoverables....    $62,540    $60,498    $61,482
Add: Incurred losses related to:
  Current year..............................................     18,907     16,816     25,424
  Prior years...............................................      8,678      9,800      3,666
                                                                -------    -------    -------
Total incurred losses.......................................     27,585     26,616     29,090
Deduct: Paid losses related to:
  Current year..............................................     14,717     11,639     15,393
  Prior year................................................     11,620     12,935     14,681
                                                                -------    -------    -------
Total paid losses...........................................     26,337     24,574     30,074
                                                                -------    -------    -------
Balance as of December 31, net of reinsurance
  recoverables..............................................    $63,788    $62,540    $60,498
                                                                =======    =======    =======

The table above compares to the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

As discussed in Note 1, the Company stopped offering group medical products in 1996 but continues to service and renew existing business, resulting in lower incurred and paid loss activity on the group medical products for the years ended December 31, 1999, 1998 and 1997.


The 1999, 1998 and 1997 claims incurred related to prior years is principally additional payments and increases to the discounted accident and health reserves based on actual experience of claims liabilities through the current year.



The liability for unpaid accident and health claims includes $59,535,000, $59,339,000 and $55,956,000 of total disability income reserves as of December 31, 1999, 1998 and 1997, respectively, which were discounted for anticipated interest earnings assuming a 6.0% interest rate.


5.   FEDERAL INCOME TAXES
As of May 1, 1997, the Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. (Fortis). Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

FIRST FORTIS LIFE INSURANCE COMPANY

5.   FEDERAL INCOME TAXES (CONTINUED)
The significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                  DECEMBER 31
                                                                ----------------
                                                                 1999      1998
                                                                ------    ------
Deferred tax assets:
  Reserves..................................................    $1,315    $  473
  Separate account assets/liabilities.......................       727     1,545
  Unrealized losses.........................................     1,827        --
  Alternative minimum tax credit carryforward...............        --       308
  Net operating loss carryforward...........................        --       557
  Other.....................................................       207        19
                                                                ------    ------
Total deferred tax assets...................................     4,076     2,902
Deferred tax liabilities:
  Deferred policy acquisition costs.........................       494       213
  Unrealized gains..........................................        --     1,487
  Other.....................................................        47        52
                                                                ------    ------
Total gross deferred tax liabilities........................       541     1,752
                                                                ------    ------
Net deferred tax asset......................................    $3,535    $1,150
                                                                ======    ======

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and therefore, no such valuation allowance has been established.

The Company's tax expense (benefit) for the year ended December 31 is shown as follows (in thousands):

                                                                 1999      1998     1997
                                                                ------    ------    ----
Current.....................................................    $  102    $  889    $(35)
Deferred....................................................       930       458     (28)
                                                                ------    ------    ----
                                                                $1,032    $1,347    $(63)
                                                                ======    ======    ====

Federal income tax payments and refunds resulted in net payments of $906,000 and $382,000 in 1999 and 1997, respectively, and net refunds of $424,000 in 1998.

The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                1999     1998     1997
                                                                -----    -----    -----
Statutory income tax rate...................................     35.0%    35.0%    35.0%
Other, including provision for prior year adjustments.......     (1.7)      .4     (1.3)
                                                                -----    -----    -----
                                                                 33.3%    35.4%    33.7%
                                                                =====    =====    =====


At December 31, 1999, the Company has fully utilized all net operating loss, capital loss, and alternative minimum tax credit carryforwards.


6.   REINSURANCE
The maximum amounts that the Company retains on any one life are $500,000 for group life; $250,000 for group accidental death; $2,000 net monthly benefit for long-term disability; from 10% to 100% of possible benefits payable under credit life and credit disability insurance; and none of a closed block of individual life business. Amounts in

FIRST FORTIS LIFE INSURANCE COMPANY

6.   REINSURANCE (CONTINUED)
excess of these limits are reinsured with various insurance companies on a yearly renewable term, coinsurance or other basis.

In the second quarter of 1996, the Company received approval from the New York State Insurance Department for a reinsurance agreement with the Fortis Benefits Insurance Company ("Fortis Benefits"), an affiliate. The agreement, which became effective as of January 1, 1996, decreased the Company's long-term disability reinsurance retention from a $10,000 net monthly benefit to a $2,000 net monthly benefit for claims incurred on and after January 1, 1996. The Company has ceded $6,580,000, $5,601,000 and $5,742,000 of premium to Fortis Benefits in 1999,
1998 and 1997, respectively. Fortis Benefits has assumed $11,047,000, $9,315,000 and $5,452,000 of reserves in 1999, 1998 and 1997, respectively, from the Company. In the future, the agreement is expected to reduce the variability of financial results for this product line.

Future policy benefits and other policy claims and benefits payable are reported gross of reinsurance. The reinsured portion of future policy benefits and other policy claims and benefits payable are $31,634,000 and $28,458,000 in 1999 and 1998, respectively.

Ceded reinsurance premiums for the year ended December 31 were as follows (in thousands):

                                                                 1999       1998       1997
                                                                -------    -------    -------
Life insurance..............................................    $ 5,001    $ 5,343    $ 3,249
Accident and health insurance...............................     11,186     11,343      8,768
                                                                -------    -------    -------
                                                                $16,187    $16,686    $12,017
                                                                =======    =======    =======

Recoveries under reinsurance contracts for the year ended December 31 were as follows (in thousands):

                                                                 1999      1998       1997
                                                                ------    -------    -------
Life insurance..............................................    $2,571    $ 1,740    $ 1,628
Accident and health insurance...............................     5,522      3,504      2,310
                                                                ------    -------    -------
                                                                $8,093    $ 5,244    $ 3,938
                                                                ======    =======    =======

Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

7.   DIVIDEND RESTRICTIONS
The Company is subject to insurance regulatory restrictions that limit cash dividends which can be paid from the Company to its Parent. All dividends require prior approval by the New York State Insurance Department.

8.   REGULATORY ACCOUNTING REQUIREMENTS
The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Department of Insurance of the State of New York. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from company to company within a state, and may change in the future. In 1998, the NAIC adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. At this time the State of New York has not decided

FIRST FORTIS LIFE INSURANCE COMPANY

8. REGULATORY ACCOUNTING REQUIREMENTS (CONTINUED) whether to adopt or not to adopt Codification. Therefore, management has not yet determined the impact of Codification to the Company's statutory-basis financial statements.

Insurance enterprises are required by state insurance departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

Reconciliations of net income (loss) and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows (in thousands):

                                                                                        SHAREHOLDER'S
                                                            NET INCOME (LOSS)               EQUITY
                                                        --------------------------    ------------------
                                                         1999      1998      1997      1999       1998
                                                        ------    ------    ------    -------    -------
Based on statutory accounting practices.............    $1,793    $1,177    $ (296)   $30,419    $28,782
Deferred policy acquisition costs...................     1,356     1,764     1,180      4,353      3,148
Deferred and uncollected premiums...................        59      (323)      246        156         97
Policy reserves.....................................       555      (269)     (660)       204       (361)
Investment valuation difference.....................                  --       (47)    (5,220)     4,250
Realized gains (losses) on investments..............       (80)      896       235         --         --
Amortization of goodwill............................       (46)      (46)      (46)       416        462
Income taxes........................................      (930)     (458)       28      2,440         55
Pension.............................................       (84)      (19)     (275)      (405)      (321)
Amortization of IMR.................................      (383)     (347)     (348)        --         --
Interest Maintenance Reserve........................        --        --        --      1,975      2,438
Asset Valuation Reserve.............................        --        --        --        928        814
Property and equipment..............................        --        --        --         61        164
Agents balances.....................................        --        --        --        486        300
Other...............................................      (174)       77      (141)       123        198
                                                        ------    ------    ------    -------    -------
As reported herein..................................    $2,066    $2,452    $ (124)   $35,936    $40,026
                                                        ======    ======    ======    =======    =======

9.   TRANSACTIONS WITH AFFILIATED COMPANIES
The Company received various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investments, information systems, actuarial and other administrative functions. The fees paid for these services for years ended December 31, 1999, 1998 and 1997, were $1,541,000, $1,712,000 and $2,568,000, respectively.

Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

10. FAIR VALUE DISCLOSURES
VALUATION METHODS AND ASSUMPTIONS
The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

For short-term investments, the carrying amount is a reasonable estimate of fair value. The carrying amount of policy loans reported in the balance sheet approximates fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value.

Separate account assets and liabilities are reported at their estimated fair value in the Balance Sheet.

FIRST FORTIS LIFE INSURANCE COMPANY

10. FAIR VALUE DISCLOSURES (CONTINUED)
The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                                                DECEMBER 31,          DECEMBER 31,
                                                                    1999                  1998
                                                             -------------------   -------------------
                                                             CARRYING     FAIR     CARRYING     FAIR
                                                              AMOUNT     VALUE      AMOUNT     VALUE
                                                             --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Assets:
  Investments:
  Securities available-for-sale:
  Fixed maturities.........................................  $121,212   $121,212   $130,038   $130,038
  Short-term investments...................................     5,800      5,800        830        830
  Cash.....................................................     4,562      4,562      1,160      1,160
  Policy loans.............................................         1          1         --         --
  Assets held in separate accounts.........................    69,928     69,928     46,082     46,082
Liabilities:
  Individual and group annuities (subject to discretionary
     withdrawal)...........................................     5,516      5,231      8,435      8,097
  Liabilities related to Separate Accounts.................    69,928     69,928     46,082     46,082

11. RETIREMENT AND OTHER EMPLOYEE BENEFITS
The Company is an indirect wholly-owned subsidiary of Fortis, Inc., which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. As a matter of policy, pension costs are funded as they accrue and vested benefits are fully funded. Fortis' funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to $20,000, $52,000 and $61,000 for 1999, 1998 and 1997,
respectively.

The Company has a contributory profit sharing plan, sponsored by Fortis, Inc., covering employees and certain agents who meet eligibility requirements as to age and length of service. The Company matches 200% up to 3% of the employee's contribution. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. The amount expensed was approximately $133,000, $124,000 and $122,000 for 1999, 1998 and
1997, respectively.

In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 15 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

12. COMMITMENTS AND CONTINGENCIES
The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

FIRST FORTIS LIFE INSURANCE COMPANY

13. YEAR 2000 (UNAUDITED)

The Company utilizes Fortis and its computer systems to process Company businesses. Fortis created a Year 2000 Project Office which was dedicated to ensuring that all of the systems for Fortis and its subsidiaries and affiliates were ready for year 2000. The estimated total cost of the Fortis Year 2000 Project was approximately $85 million. This cost reflects the total cost to the Fortis U.S. companies (excluding the recent American Bankers Insurance Group acquisition). The Company is not incurring any cost for the Year 2000 project since it is being paid for by affiliates of the Company.



As of December 20, 1999, 100% of the Mission Critical and non-Mission Critical computer system lines of code that had been identified were renovated and tested and were ready for year 2000. Although there have been several minor matters, as of the date of this report, no significant disruptions resulting from the century date change have been detected in any of the mission critical systems. The Company will continue to monitor the status of and exposure to any potential Year 2000 issues.

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS

The formula which will be used to determine the Market Value Adjustment is:

                  1 + I           n/12
             (-------------)              - 1
              1 + J + 0025

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment

                    1 + .08           60/12
$10,000 x     [(---------------)               - 1]        = $354.57
                1 + .07 + .0025

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $10,354.57

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    9%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                    1 + .08           60/12                = $559.14
$10,000 x     [(---------------)               - 1]        $559.14
                1 + .09 + .0025

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
$9,440.86

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Guarantee Period                                         7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7.75%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                     1 + .08            60/12
$10,000 x     [(-----------------)               - 1]        = $0
                1 + .0775 + .0025

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
$10,000
------------------------------
* Assumed for illustrative purposes only.

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

                                                                EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
       DATE OF DEATH IS THE 3RD CONTRACT ANNIVERSARY            ---------    ---------    ---------
  a. Purchase Payments Made Prior to Death, accumulated at
     5%                                                          $32,000      $32,000      $32,000
  b. Contract Value on Date of Death                             $20,000      $36,000      $25,000
  c. 1 Year Ratchet Option Value                                 $35,000      $36,000      $31,000
Death Benefit is larger of a, b, and c                           $35,000      $36,000      $32,000

                                                                EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
       DATE OF DEATH IS THE 5TH CONTRACT ANNIVERSARY            ---------    ---------    ---------
  a. Purchase Payments Made Prior to Death, accumulated at
     5%                                                          $34,000      $34,000      $34,000
  b. Contract Value on Date of Death                             $38,000      $38,000      $28,000
  c. 1 Year Ratchet Option Value                                 $38,000      $40,000      $33,000
Death Benefit is larger of a, b, and c                           $38,000      $40,000      $34,000

                                                                EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
       DATE OF DEATH IS THE 10TH CONTRACT ANNIVERSARY           ---------    ---------    ---------
  a. Purchase Payments Made Prior to Death, accumulated at
     5%                                                          $36,000      $36,000      $36,000
  b. Contract Value on Date of Death                             $39,000      $34,000      $31,000
  c. 1 Year Ratchet Option Value                                 $39,000      $37,000      $32,000
Death Benefit is larger of a, b, and c                           $39,000      $37,000      $36,000

APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS

The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the variable account expense rate plus the total portfolio expense rate plus The annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:


--------------------------------------------------------------------------------
         Total Variable Account Annual Expenses                        1.35%
--------------------------------------------------------------------------------
     +   Total Series Fund Operating Expenses                          0.66%
--------------------------------------------------------------------------------
     =   Total Expense Rate                                            2.01%
--------------------------------------------------------------------------------


Year 1 Beginning Policy Value = $1000.00

Year 1 Expense = 1000.00 X .0201 = $20.10



Year 2 Beginning Policy Value = $1029.90


Year 2 Expense = 1029.90 X .0201 = $20.70



Year 3 Beginning Policy Value = $1060.69


Year 3 Expense = 1060.69 X .0201 = $21.32


So the cumulative expenses for years 1-3 for the Growth Stock Series are equal to

     $20.10 + $20.70 + $21.32 = $62.12.


If the contract is surrendered, the surrender charge is the surrender charge percentage times the purchase payment minus the 10% free withdrawal amount:

Surrender Charge Percentage X (Initial Premium - 10% Free Withdrawal) = Surrender Charge
     0.06 X ($1000.00 - $100.00) = $54.00


So the total expense if surrendered is $62.12 + $54.00 = $116.12.

APPENDIX D--PRO RATA ADJUSTMENTS

Pro rata adjustments are made for withdrawals in calculating the death benefit payable under the contract. The benefit is described under the section of this prospectus entitled Benefit Payable on Death of Owner (or Annuitant).

Under the death benefit set forth as (2) in that section, the pro rata adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the aggregate amount of all prior purchase payments less pro rata adjustments for all prior withdrawals.

Under the death benefit set forth as (3) in that section, the pro rata adjustment for a given withdrawal is equal to

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the quantity equal to:

          (i) the contract value on the anniversary, plus

         (ii) purchase payments made since the anniversary and before withdrawal, plus

        (iii) pro rata adjustments for withdrawals made since the anniversary and before the given withdrawal.

                                       D-1